Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

KENEXA CORPORATION

SPIRIT MERGER SUB, INC.

and

SALARY.COM, INC.

Dated as of August 31, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is dated as of August 31, 2010, by and among Kenexa Corporation, a Pennsylvania corporation (“Parent”), Spirit Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Salary.com, Inc., a Delaware corporation (“Seller”).  All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 10.12.

WHEREAS, the boards of directors of each of Parent, Purchaser and Seller have approved the acquisition of Seller by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the Seller’s common stock, par value $0.0001 per share (“Seller Common Stock”), including the associated preferred stock purchase rights (the “Seller Rights”) issued under that Rights Agreement between Seller and American Stock Transfer & Trust Company, LLC (“AST”), dated as of November 14, 2008 (the “Rights Agreement”), at a price per share of $4.07, net to the Seller Stockholders in cash without interest, subject to any tax withholding (such amount or any greater amount per share paid pursuant to the Offer being hereafter referred to as the “Offer Price”);

WHEREAS, following consummation of the Offer, upon the terms and conditions set forth herein, Purchaser will be merged with and into Seller, with Seller as the surviving corporation (the “Merger” and, together with the Offer, the “Transaction”), whereby each issued and outstanding share of Seller Common Stock not owned directly or indirectly by Parent, Purchaser or Seller will be converted into the right to receive the Offer Price;

WHEREAS, the Seller Board has (i) (A) determined that this Agreement, the Offer and the Merger are advisable and in the best interests of Seller and the Seller Stockholders, (B) approved the Offer and the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (C) adopted this Agreement, and (ii) recommended that the Seller Stockholders accept the Offer, tender their shares of Seller Common Stock into the Offer, and if required by applicable Law, adopt and approve this Agreement and approve the Merger;

WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain Seller Stockholders, including the Seller directors and executive officers, are entering into tender and stockholder support agreements (collectively, the “Support Agreements”) with Parent and Purchaser simultaneously with the execution of this Agreement, whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the shares of Seller Common Stock held by such stockholders (in their individual capacities) in the Offer and to support the actions necessary to consummate the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, Seller and AST are entering into an amendment (the “Rights Plan Amendment”) to the Rights Agreement so as to render the Seller Rights inapplicable to this Agreement, the Support Agreements and the transactions contemplated hereby and thereby; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in clause (iii) of the Tender Offer Conditions shall have occurred, as promptly as reasonably practicable (but in no event later than ten (10) Business Days) after the date of this Agreement, Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer at the Offer Price.  Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Tender Offer Conditions set forth in Annex I (including the Minimum Condition), Purchaser shall, and Parent shall cause Purchaser to, promptly after the Expiration Date, accept for payment and pay for, after giving effect to any withholding tax, all such shares of Seller Common Stock validly tendered pursuant to the Offer and not withdrawn.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement.

(c) The initial expiration date of the Offer shall be on the 20th Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act) (the latest time and date as the Offer, as it may be extended pursuant to this Section 1.1(c), may expire shall be referred to as the “Expiration Date”).  If on or prior to any then-scheduled Expiration Date, all of the conditions to the Offer (including the Minimum Condition and all other conditions and requirements set forth in Annex I) shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for periods of up to 10 Business Days each until the earlier of (x) the date on which the Minimum Condition has been met and all of the conditions and requirements set forth in Annex I are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Section 9.1; provided, however, that Purchaser shall not be required to extend the Offer beyond the Outside Date.  Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive, amend or modify any term or condition of the Offer in its sole discretion; provided, however, that, without the prior written consent of Seller, Purchaser shall not:

                                                                (i) change the form of consideration payable in the Offer, decrease the Offer Price or decrease the number of shares of Seller Common Stock sought pursuant to the Offer;

                                                                (ii) otherwise extend the Expiration Date of the Offer except (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), or (B) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC;

(iii) waive or amend the Minimum Condition;

(iv) impose any condition to the Offer not set forth in Annex I; or

(v) amend any term of the Offer in any manner materially adverse to holders of shares of Seller Common Stock.

(d) Purchaser may, without the consent of Seller, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act following its acceptance for payment of shares of Seller Common Stock in the Offer.

(e) On the date of commencement of the Offer, Parent and Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain or incorporate by reference the offer to purchase and forms of the related letter of transmittal, summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements , amendments and exhibits thereto, and all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to the Seller Stockholders as and to the extent required by the Exchange Act.  Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by Seller or its counsel.  Parent and Purchaser agree to provide Seller with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto, and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).  If at any time prior to the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders, as and to the extent required by applicable Law or any applicable rules or regulations of any stock exchange.  Seller shall furnish to Parent and Purchaser all information concerning Seller required by the Exchange Act to be set forth in the Offer Documents.

(f) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any shares of Seller Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer and shall cause Purchaser to fulfill its obligations under this Agreement.

1.2 Seller Actions.

(a) Subject to Section 7.2 and to any consents or approval of Seller’s stockholders required under applicable Law, Seller hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. Seller, after affording Parent, Purchaser and their counsel a reasonable opportunity to review and comment thereon and giving reasonable and good faith consideration to any comments made by Parent, Purchaser or their counsel, (a) shall file with the SEC and mail to the Seller Stockholders, as promptly as practicable on the date of the filing by Parent and Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting, subject to Section 7.2, the recommendation of the Seller Board that the Seller Stockholders tender their shares of Seller Common Stock pursuant to the Offer and (b) shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act.  The Schedule 14D-9 will set forth, and Seller hereby represents, that the Seller Board, at a meeting duly called and held at which a quorum was present throughout, has (i) unanimously determined and declared that this Agreement, the Transaction, and each of the Offer and the Merger, is advisable and in the best interests of Seller and the Seller Stockholders, (ii) unanimously approved the Offer, the Merger and this Agreement in accordance with the DGCL, (iii) unanimously recommended acceptance of the Offer and adoption and approval of this Agreement and approval of the Merger by the Seller Stockholders if such adoption and approval is required by applicable Laws (together with the declarations in clause (i), the “Seller Recommendations”), and (iv) taken all other action necessary to render Section 203 of the DGCL inapplicable to each of the Offer and the Merger; provided, however, that the Seller Recommendations may be withdrawn, modified or amended only prior to the acceptance for payment of shares of Seller Common Stock pursuant to the Offer and in any case only to the extent permitted by Section 7.2.  Seller hereby consents to the inclusion in the Offer Documents of the Seller Recommendations.  Seller shall include in its entirety in the Schedule 14D-9, and has obtained all necessary consents to permit the inclusion in its entirety of, the fairness opinion of Seller’s Financial Advisor delivered to the Seller Board in connection with the Transaction. If at any time prior to the Effective Time, any information relating to the Offer, the Merger, Seller, Parent, Purchaser or any of their respective Affiliates, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the Schedule 14D-9 so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Seller Stockholders, as and to the extent required by applicable Law or any applicable rules or regulations of any stock exchange.

(b) Seller agrees to provide Parent and Purchaser with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto, (ii) the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto, and (iii) a reasonable opportunity to review and provide comments on the Offer Documents or such response (to which reasonable and good faith consideration shall be given).

(c) In connection with the Offer, Seller will promptly furnish Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the shares of Seller Common Stock as of the most recent practicable date, and shall furnish Purchaser with such additional available information (including updated lists of holders of shares of Seller Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to, and soliciting tenders of shares of Seller Common Stock from, Seller’s record and beneficial stockholders.  Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and their Representatives shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will promptly destroy or deliver to Seller all copies of such information then in their possession.
                1.3 Directors.

(a) Promptly after the first time at which Purchaser accepts for payment any shares of Seller Common Stock pursuant to the Offer (the “Acceptance Date”), and from time to time thereafter as shares of Seller Common Stock are accepted for payment and the Offer Price is paid by Purchaser, Purchaser shall be entitled to designate such number of members of the Seller Board (the “Purchaser Designees”), rounded up to the nearest whole number, as will give Purchaser representation on the Seller Board equal to (x) the product of the total number of members of the Seller Board (after giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage that (A) the number of shares of Seller Common Stock beneficially owned by Parent or Purchaser at such time (including shares of Seller Common Stock so accepted for payment) bears to (B) the total number of shares of Seller Common Stock then outstanding; provided that in no event shall the Purchaser Designees constitute less than a majority of the Seller Board.  In furtherance thereof, Seller shall, upon the request of Purchaser, use its best efforts promptly (and in any event within one Business Day) either to increase the size of the Seller Board (including by amending the Bylaws, if necessary)  or to secure the resignations of such number of Seller’s incumbent directors (and such incumbent directors have agreed to resign if required in order for Seller to comply with this Section 1.3(a)), or both, as is necessary to enable the Purchaser Designees to be so elected or appointed to the Seller Board and Seller shall take all actions available to Seller to cause the Purchaser Designees to be so elected or appointed.  At such time, Seller shall, if requested by Purchaser, and subject to applicable Law and stock exchange listing standards, also take all action necessary to cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Seller Board of (i) each committee of the Seller Board, (ii) each board of directors (or similar body) of each Subsidiary of Seller and (iii) each committee (or similar body) of each such board.  The provisions of this Section 1.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of shares of Seller Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

(b) Seller shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9.  Parent and Purchaser shall supply to Seller in writing any information with respect to Parent and Purchaser and the Purchaser Designees to the extent required by such Section 14(f) and Rule 14f-1.

(c) Notwithstanding the provisions of this Section 1.3, at least two of the members of the Seller Board who were directors of Seller on the date hereof and who qualify as independent directors for purposes of the continued listing requirements of NASDAQ (the “Independent Directors”), shall, at all times prior to the Effective Time, be directors of Seller; provided that if there shall be in office less than two Independent Directors for any reason, the Seller Board shall cause the Person designated by the remaining Independent Director to fill such vacancy who shall be deemed to be an Independent Director for all purposes of this Agreement, or if no Independent Directors then remain, the other directors of Seller then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or Affiliates of Parent or Purchaser and such persons shall be deemed to be Independent Directors for all purposes of this Agreement.  From and after the time, if any, that the Purchaser Designees constitute a majority of the Seller Board and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by Seller, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to Seller’s obligations hereunder or any of Seller’s rights hereunder or any amendment to Seller’s certificate of incorporation or bylaws may be effected only if (in addition to the approval of the Seller Board as a whole) there are in office one or more Independent Directors and such action is approved by a majority of the Independent Directors then in office.

1.4 Top-Up Option.

(a) Subject to Section 1.4(b) and Section 1.4(c), Seller hereby grants to Purchaser an irrevocable option (the “Top-Up Option”) to purchase from Seller, at a price per share equal to the Offer Price,  the number of shares of Seller Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Seller Common Stock that, when added to the number of shares of Seller Common Stock owned by Purchaser as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Seller Common Stock then outstanding on a fully diluted basis (determined in accordance with Annex I) (assuming the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option may not be exercised unless the aggregate number of Top-Up Option Shares does not exceed the aggregate number of authorized shares of Seller Common Stock at the time of exercise of the Top-Up Option which are not then outstanding (giving effect to the shares of Seller Common Stock issued pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Seller Common Stock as if such shares were outstanding).  The Top-Up Option shall be exercisable once at any time following the Acceptance Date and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.

(b) The aggregate purchase price payable for the Top-Up Option Shares may be paid by Purchaser, at its election, either in cash or by executing and delivering to Seller a promissory note having a principal amount equal to such payment, or by any combination of cash and such promissory note.  Any such promissory note shall bear interest at the applicable federal rate determined under Section 1274(d) of the Code, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event that Purchaser wishes to exercise the Top-Up Option, it shall deliver to Seller a notice setting forth (i) the number of shares of Seller Common Stock owned by Parent and Purchaser at the time of such notice, (ii) the manner in which it intends to pay the corresponding Top-Up Option Purchase Price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares by Purchaser is to take place.  Seller shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Purchaser shall cause to be delivered to Seller the consideration required to be delivered in exchange for such Top-Up Option Shares, and Seller shall cause to be issued to Purchaser a certificate representing such shares or, if Seller does not then have certificated shares of Seller Common Stock, the applicable number of book-entry shares of Seller Common Stock.

(d) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Purchaser represent and warrant to Seller that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor”, as defined in Rule 501 of Regulation D under the Securities Act.  Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE II

THE MERGER

2.1 The Merger.

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall merge with and into Seller.  Seller shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Seller, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  Upon consummation of the Merger, the separate corporate existence of Purchaser shall terminate.

2.2 Closing; Effective Time.

 Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m. Eastern Time , on a date (the “Closing Date”) specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that relate to action to be taken at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the filing with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL.  The term “Effective Time” shall be the date and time when the Merger becomes effective.

2.3 Effects of the Merger.

 At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of Seller and Purchaser, as provided under Section 259 of the DGCL.

2.4 Certificate of Incorporation and Bylaws.

At the Effective Time, the Certificate of Incorporation, as amended, of Seller, as in effect immediately prior to the Effective Time, shall be amended to be identical to the Certificate of Incorporation of Purchaser, in the form attached hereto as Exhibit A (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5 hereof), except that the name of Seller as the Surviving Corporation shall continue to be “Salary.com, Inc.” and the provisions of the Certificate of Incorporation of Purchaser relating to the incorporator of Purchaser shall be omitted, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Charter”).  From and after the Effective Time, the Bylaws, as amended, of Seller, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the Bylaws of Purchaser as in effect immediately prior to the Effective Time (which shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.5 hereof), and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable Law (the “Surviving Corporation Bylaws”).

2.5 Directors and Officers.

(a) From and after the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

(b) From and after the Effective Time, the officers of Seller at the Effective Time shall be the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

 2.6 Stockholders’ Meeting

.                (a) If the adoption and approval of this Agreement and approval of the Merger by the Seller Stockholders is required by applicable Law in order to consummate the Merger, Seller, acting through the Seller Board, shall, in accordance with applicable Law:

                                                                (i) duly set a record date for, call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the acceptance for payment of and payment for shares of Seller Common Stock by Purchaser pursuant to the Offer and the expiration of any subsequent offering period pursuant to Section 1.1(c) for the sole purpose of obtaining the approval of the Seller Stockholders of the adopion and approval of this Agreement and the approval of the Merger in accordance with the DGCL;

                                                                 (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the proxy statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders, and (y) to obtain the necessary adoption and approval of this Agreement and approval of the Merger by its stockholders; and

                                                                 (iii) subject to the fiduciary duties of the Seller Board, include in the Proxy Statement the Seller Recommendations that the Seller Stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger.

(b) Each of Parent and Purchaser agrees that it will vote, or cause to be voted, all of the shares of Seller Common Stock then owned by it or any of its Subsidiaries in favor of, the approval of the Merger and the adoption and approval of this Agreement.

                 2.7   Merger Without Meeting of Stockholders

Notwithstanding Section 2.6, in the event that Purchaser shall acquire at least 90% of the outstanding shares of Seller Common Stock pursuant to the Offer or otherwise (the “Short Form Threshold”), subject to the terms and conditions hereof, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after Purchaser obtains the Short Form Threshold without a meeting of stockholders of Seller, in accordance with Section 253 of the DGCL.

ARTICLE III

EFFECT OF THE MERGER ON SELLER

CAPITAL STOCK; EXCHANGE OF SHARES

3.1 Conversion of Capital Stock.

 As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holder of any shares of the capital stock of Seller or capital stock of Purchaser:

(a) Capital Stock of Purchaser.  Each share of the common stock, $0.01 par value per share, of Purchaser (the “Purchaser Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock.  All shares of Seller Common Stock that are owned by Seller as treasury stock or by any wholly-owned Subsidiary of Seller, and any shares of Seller Common Stock owned by Parent or Purchaser or by any wholly-owned Subsidiary of Parent or Purchaser immediately prior to the Effective Time, shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Seller Common Stock.  Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be cancelled in accordance with Section 3.1(b) and (y) Dissenting Shares as defined in Section 3.3) shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”).  As of the Effective Time, all such shares of Seller Common Stock, when converted as provided in this Section 3.1(c), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each, a “Certificate” and collectively, the “Certificates”) or book-entry share (each, a “Book-Entry Share” and collectively, the “Book-Entry Shares”) representing any such shares of Seller Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2. In the event that, prior to the Effective Time, the outstanding shares of Seller Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, the Offer Price and Merger Consideration (as applicable) payable per share of Seller Common Stock shall be adjusted to appropriately and proportionately reflect the effects of such transaction, it being understood that nothing herein shall be construed to permit the Seller to take any action with respect to the shares of Seller Common Stock or other securities of Seller that is prohibited by this Agreement.

3.2 Exchange of Certificates.

The procedures for exchanging outstanding shares of Seller Common Stock for the Merger Consideration are as follows:

(a) Paying Agent.  Prior to the Effective Time, Parent shall (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to Seller (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to Seller, with such Paying Agent to act as agent for the payment of the Merger Consideration.  On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 3.1 in accordance with the procedures set forth in Section 3.2(b) (such funds, the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount of funds required to make such payments.  The Paying Agent shall make payments of the aggregate Merger Consideration out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares which immediately prior to the Effective Time represented outstanding shares of Seller Common Stock whose shares were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.2(h) hereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and Seller may mutually agree or the Paying Agent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor cash equal to the Merger Consideration payable in respect of the shares of Seller Common Stock previously represented by such Certificate or such Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate or such Book-Entry Share is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender the Merger Consideration.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(c) No Further Ownership Rights in Seller Common Stock.  The Merger Consideration delivered upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and from and after the Effective Time the stock transfer books of Seller shall be closed and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Seller Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or a Book-Entry Share who has not previously complied with this Section 3.2 prior to the end of such six (6) month period shall thereafter look only to Parent for payment of its claim for the Merger Consideration.

(e) No Liability.  To the extent permitted by applicable Law, none of Parent, Purchaser, Seller, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America.  Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to Parent.

(g) Withholding Rights.  Each of Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Offer Price or consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, a Book-Entry Share, a Seller Restricted Stock Unit, a Seller Restricted Stock Award or a Seller Stock Option, as the case may be, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of Law.  To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, Seller Restricted Stock Unit or Seller Stock Option, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.3 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the Seller Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Seller Common Stock held by the Seller Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Seller Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Sections 3.1 and Section 3.2.

(b) Seller shall give Parent and Purchaser prompt notice of any demands received by Seller for the exercise of appraisal rights with respect to shares of Seller Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with Seller.  Seller shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Seller Common Stock shall be canceled. For the avoidance of doubt, Parent, Purchaser and Seller acknowledge and agree that, in any appraisal proceedings described herein and to the extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with the DGCL without regard to the Top-Up Option, any Top-Up Option Shares or any promissory note delivered by Purchaser in payment thereof.

                 3.4 Treatment of Options, Restricted Stock and Restricted Stock Units.
(a) Each Seller Stock Option that is outstanding immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested and exercisable immediately prior to the Effective Time.  As of the Effective Time, each Seller Stock Option that is outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less any applicable withholding Taxes, equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Seller Stock Option and (ii) the total number of shares underlying such Seller Stock Option (giving effect to the acceleration of vesting contemplated by this Section 3.4(a)).  Seller shall ensure that following the Effective Time and subject to Section 3.4(b), no holder of a Seller Stock Option (or former holder of a Seller Stock Option) shall have any right thereunder to acquire any capital stock of Seller or the Surviving Corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights). Each Out-of-the-Money Seller Stock Option that is outstanding immediately prior to the Effective Time shall be cancelled without consideration.  Each Seller 2004 Stock Option that is outstanding immediately prior to the Acceptance Date shall be cancelled pursuant to the terms of the Seller 2004 Stock Plan without payment if not exercised prior to the Acceptance Date.  From and after the date hereof and until immediately prior to the Acceptance Date, all such Seller 2004 Stock Options shall be exercisable in full, whether or not vested and exercisable as of the date of this Agreement or on the date of exercise. As soon as practicable following the date of this Agreement, Seller shall provide notice of the operation of this Section 3.4(a) to each holder of a Seller 2004 Stock Option that is outstanding as of the date of this Agreement.

(b) Each Seller Restricted Stock Award that is outstanding immediately prior to the Effective Time shall become fully vested and cancelled immediately prior to the Effective Time in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less any applicable withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the total number of shares underlying such Seller Restricted Stock Award (giving effect to the acceleration of vesting contemplated by this Section 3.4(b)).

(c) Each Seller Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall become fully vested and cancelled immediately prior to the Effective Time in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less any applicable withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the total number of shares underlying such Seller Restricted Stock Unit (giving effect to the acceleration of vesting contemplated by this Section 3.4(c).

(d) Seller shall take such action as may be necessary to establish a new Exercise Date (as defined under Seller's 2007 Employee Stock Purchase Plan (the “ESPP”)) on the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least ten (10) Business Days prior to the Effective Time) with respect to the Offering (as defined in the ESPP) otherwise then in effect (the “Final Exercise Date”); (i) provide that no further Offerings shall commence under the ESPP on or following the Final Exercise Date; and (ii) terminate the ESPP as of the Final Exercise Date. Each outstanding option under the ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Seller Common Stock in accordance with the terms of the ESPP.  Seller shall provide timely notice of the setting of the Final Exercise Date and termination of the ESPP in accordance with the terms of the ESPP.

(e) The Seller Board (or, if appropriate, any committee thereof administering the Seller Stock Plan) shall unanimously adopt such resolutions or take such other actions as may be required to effect the foregoing provisions of this Section 3.4 and Seller has all requisite corporate power and authority to take such other actions as may be required to effect the foregoing provisions of this Section 3.4.

(f) All payments made by Parent or Surviving Corporation pursuant to this Section 3.4 for Seller Stock Option, Seller Restricted Stock Award and Restricted Stock Unit shall be distributed through payroll of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Seller (the “Parent Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), Parent and Purchaser hereby jointly and severally represent and warrant to Seller as follows:

4.1 Corporate Organization.

(a) Parent is a Pennsylvania corporation duly organized, validly existing and in corporate good standing under the laws of Pennsylvania.  Purchaser is a Delaware corporation duly organized, validly existing and in corporate good standing under the laws of Delaware.

(b) Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Purchaser, copies of which have previously been made available to Seller, are true, correct and complete copies of such documents as currently in effect.

(c) Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Purchaser, which, as of the date hereof, consists of 1,000 shares of Purchaser Common Stock, is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by Parent, free and clear of any Encumbrances other than a pledge of the Purchaser Common Stock under the Parent and Purchaser’s working capital line of credit with PNC Bank, N.A.  Except for obligations and liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Purchaser has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority.

Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been recommended by, and are duly and validly authorized by all necessary action of, each of Parent and Purchaser.  Except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer, the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

                4.3 Consents and Approvals.

                Except (a) for filings, permits, authorizations, consents, and approvals and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, and (b) for filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Parent and Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require either Parent or Purchaser to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Purchaser, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent and Purchaser or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Broker’s Fees

                Parent, and not Seller, shall be liable for any fee or other commission payable to any broker, finder, agent or similar intermediary engaged by Parent or Purchaser in connection with the transactions contemplated by this Agreement.

                 4.5  Legal Proceedings.

 There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, Purchaser or any Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.6 Available Funds.

Parent has, and, at each of the Acceptance Date and the date of the Effective Time, Parent and Purchaser will have, all funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration, and sufficient for the satisfaction of all of Parent’s and Purchaser’s obligations under this Agreement, and, in connection therewith, no portion of the aggregate Offer Price will be financed with the proceeds from indebtedness for borrowed funds, other than a revolving line of credit with PNC Bank, National Association, as administrative agent, and the lenders party thereto (including PNC Bank, National Association) to Parent or Purchaser, all of which are available as of the date hereof and will be available at the Acceptance Time and the Effective Time.

4.7 Absence of Certain Changes or Events

 Between December 31, 2009, which is the date of the most recent consolidated, audited balance sheet of Parent (a true, correct and complete copy of which was previously delivered to Seller), and the date of this Agreement, there has not been any Change that has had, or would reasonably be expected to result in, a Parent Material Adverse Effect.

4.8 Certain Compensation Arrangements

                 The parties acknowledge that certain payments are to be made and certain benefits are to be granted according to certain employment compensation, severance and other employee benefit plan(s) to which Parent will be a party (the “Parent Arrangement(s)”) to certain Seller Stockholders and holders of other securities of Seller (the “Covered Securityholders”).  Parent hereby represents and warrants that all such amounts payable under Parent Arrangement(s) (i) will be paid or granted as compensation for future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) will not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Parent also hereby represents and warrants that (i) the adoption, approval, amendment or modification of each Parent Arrangement will be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of Parent in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) will otherwise be applicable thereto assuming that the Seller Board has taken all necessary actions by it to cause such safe harbor to be applicable.

4.9 Offer Documents; Proxy Statement; Parent Information.

(a) The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by Seller in writing for inclusion in the Offer Documents.  The information to be supplied in writing by or on behalf of Parent for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, and on the date the Schedule 14D-9 is first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to Parent, Purchaser and their respective Affiliates to be contained in the Proxy Statement (where and to the extent required by applicable Laws to consummate the Merger), and any other documents filed with the SEC in connection with the Merger, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders or, at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement (if any) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

4.10 No Other Representations or Warranties.

                Each of Parent and Purchaser acknowledges and agrees that except as expressly set forth in Article V, neither Seller nor any Subsidiary of Seller nor any of their Representatives has made any representation or warranty, express or implied, to Parent, Purchaser or any of their Representatives in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.  Without limiting the generality of the foregoing, and except as expressly set forth in Article V, (i) Parent and Purchaser each acknowledges and agrees that neither Seller nor any Subsidiary of Seller nor any of their Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or any Subsidiary of Seller made available to Parent, Purchaser or any of their Representatives, and (ii) neither Seller nor any other Person shall be subject to any liability to Parent, Purchaser or any other Person, resulting from Seller’s having made available to Parent, Purchaser or any of their Representatives such information, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, neither Seller nor any Subsidiary of Seller nor any of their Representatives makes any representation or warranty to Parent or Purchaser with respect to any financial projection or forecast relating to Seller or any Subsidiary of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller SEC Documents filed prior to the execution of this Agreement (provided, that, for the purpose of qualifying any representations and warranties contained in this Agreement, (i) only the most recent version of any particular Seller SEC Document shall act to qualify any representation or warranty, and (ii) any “Risk Factors" section, forward looking statement or similar disclaimer included in such Seller SEC Document shall not be taken into account) or as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Parent and Purchaser (the “Seller Disclosure Schedule”), which schedules shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to the particular Section to which such information relates; provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure); Seller hereby represents and warrants to Parent and Purchaser as follows:

5.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.  The Certificate of Incorporation and the Bylaws of Seller, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.

(b) Section 5.1(b) of the Seller Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Seller.  Each of Seller’s Subsidiaries is duly organized, validly existing and, if applicable, in corporate good standing under the laws of the jurisdiction of its organization.  Each of Seller’s Subsidiaries has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  Each of Seller’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

(c) The articles or certificate of incorporation and bylaws or equivalent organizational documents of each of the Subsidiaries of the Seller, copies of which have previously been made available to Parent and Purchaser, are true, correct, and complete copies of such documents as currently in effect.

5.2 Capitalization.

(a) The authorized capital stock of Seller consists of 100,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, $0.0001 par value per share (the “Seller Preferred Stock”), of which 100,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock and reserved for issuance pursuant to the Rights Agreement.  At the close of business on the day prior to the date of this Agreement, there were 17,731,076 shares of Seller Common Stock and no shares of Seller Preferred Stock issued and outstanding.  At the close of business on the day prior to the date of this Agreement, there were no shares of Seller Common Stock and no shares of Seller Preferred Stock held in the treasury of Seller.  In addition, at the close of business on the day prior to the date of this Agreement, there were 5,051,109 shares of Seller Common Stock reserved for future issuance in connection with the exercise of Seller Stock Options and Seller Warrants, vesting of Seller Restricted Stock Units and the ESPP, in the case of Seller Stock Options and Seller Restricted Stock Units, subject to adjustment on the terms set forth in the Seller Stock Plans, or any other agreement, resolution or covenant of the Seller Board.  All issued and outstanding shares of Seller Common Stock have been, and all shares of Seller Common Stock that may be issued pursuant to the exercise or vesting, as applicable, of outstanding Seller Stock Options and Seller Restricted Stock Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law.  There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of Seller or its Subsidiary issued and outstanding.  Except for the Seller Stock Plans, Seller Restricted Stock Awards, Seller Restricted Stock Units, Seller Warrants, Rights Agreement or as reflected in Section 5.2(a) of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Subsidiary of Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Seller Common Stock or Seller Preferred Stock or any other equity security or Voting Debt of Seller or any Subsidiary of Seller or obligating Seller or any Subsidiary of Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements.  Except as set forth in Section 5.2(a) of the Seller Disclosure Schedule, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in Seller or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller.  No Subsidiary of Seller owns any shares of Seller Common Stock.

(b) As of August 30, 2010, Seller had outstanding Seller Stock Options to purchase 1,247,753 shares of Seller Common Stock, outstanding, unvested Seller Restricted Stock Awards representing 314,836 shares of Seller Common Stock, and outstanding unvested Seller Restricted Stock Units representing the right to receive 1,265,099 shares of Seller Common Stock, under the Seller Stock Plans and subject to adjustment on the terms set forth therein. All of such Seller Stock Options, Seller Restricted Stock and Seller Restricted Stock Units have been granted to service providers of Seller and its Subsidiaries in the ordinary course of business pursuant to the Seller Stock Plans.  Section 5.2(b) of the Seller Disclosure Schedule sets forth (i) (A) the name of each holder of a Seller Stock Option, (B) the date each Seller Stock Option was granted, (C) the number of shares of Seller Common Stock subject to each such Seller Stock Option, and (D) the price at which each such Seller Stock Option may be exercised; (ii) (A) the name of each holder of Seller Restricted Stock Award, (B) the date such Seller Restricted Stock Award was granted and (C) the number of shares of Seller Common Stock subject to each such Seller Restricted Stock Award; (iii) (A) the name of each holder of Seller Restricted Stock Units, (B) the date the award of such Seller Restricted Stock Units was granted and (C) the number of shares of Seller Common Stock subject to each such award of Seller Restricted Stock Units.  Except as set forth in Section 5.2(b) of the Seller Disclosure Schedule, there are no shares of Seller Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Seller.

(c) Section 5.2(c) of the Seller Disclosure Schedule lists for each Subsidiary of Seller the percentage of equity securities owned or controlled, directly or indirectly, by Seller as of the date hereof.  Except as set forth in Section 5.2(c) of the Seller Disclosure Schedule, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  There are no outstanding contractual obligations of any Subsidiary of Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.  All of the interests or shares of capital stock of each of the Subsidiaries of Seller are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by Seller, are owned by Seller free and clear of any Encumbrances.

(d) There are no voting trusts or other agreements to which Seller or any of its Subsidiaries is a party with respect to the voting of any shares of Seller Common Stock or any capital stock of, or other equity interest of, Seller or any of its Subsidiaries.  Except as set forth in Section 5.2(d) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

5.3 Authority.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, including the Offer and the Merger, subject to obtaining any required approval of the Seller Stockholders to adopt and approve this Agreement and approve the Merger.  The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate each of the Offer and the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Seller Stockholders (if required by Law) and the filing of the Certificate of Merger with the Secretary of the State of Delaware.

(b) The Seller Board has (i) unanimously determined and declared that this Agreement, the Transaction and each of the Offer and the Merger are advisable and the best interests of Seller and the Seller Stockholders, (ii) unanimously approved the execution, delivery and performance of this Agreement and, subject to the terms and conditions set forth herein, the consummation of the Offer, the Merger and the other transactions contemplated herein, and (iii) subject to Section 7.2, unanimously recommended that the Seller Stockholders accept the Offer, tender their shares of Seller Common Stock into the Offer, and, if required by applicable Law, adopt and approve this Agreement and approve the Merger.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

(c) Seller has taken all actions necessary to: (i) render the Rights Agreement inapplicable to this Agreement and the Support Agreements, and the transactions contemplated by this Agreement, the Support Agreements, the Offer and the Merger, (ii) ensure that in connection with the transactions contemplated by this Agreement and the Support Agreements (A) neither Parent nor the Purchaser is or will be an “Acquiring Person” (as defined in the Rights Agreement) and (B) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event” or a “Section 13 Event” (as such terms are defined in the Rights Agreement) occurs, in each case of clauses (A) and (B), solely by reason of the execution of this Agreement or the Support Agreements, or the consummation of the Merger, the Offer or the other transactions contemplated by this Agreement or the Support Agreements and (iii) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. Except as described in this Section 5.3(c), the Rights Agreement has not been amended or modified.

                 5.4 No Violation; Required Filings and Consents.

Assuming the adoption and approval of this Agreement by the Seller Stockholders and except (a) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, (b) for filing of the Certificate of Merger, and (c) as otherwise set forth in Section 5.4 of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby, including the Offer and the Merger, or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller, (ii) require Seller or any Subsidiaries of Seller to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) (A) require Seller or any Subsidiaries of Seller to give any notice to, or obtain any consent from, any Person under, or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not (A) prevent or materially delay consummation of the Offer and the Merger, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) reasonably be expected to have a Seller Material Adverse Effect.

5.5 SEC Filings; Controls and Procedures.

(a) Seller has filed or furnished (as applicable) all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Seller with the SEC since Seller became a SEC reporting company, and has made available to Parent complete and accurate copies of all registration statements, forms, reports, certifications and other documents filed by Seller with the SEC since Seller became a SEC reporting company, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act).  All such registration statements, forms, reports, certifications and other documents (including those that Seller may file after the date hereof until the Closing) are referred to herein as the “Seller SEC Documents.” All of the Seller SEC Documents are publicly available on the SEC’s EDGAR system.  Seller has made available to Parent complete and accurate copies of all comment letters received by Seller from the staff of the SEC and all responses to such comment letters by or on behalf of Seller, in each case since Seller became a SEC reporting company.  The Seller SEC Documents (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not misleading.

(b) Seller: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities as appropriate to allow timely decisions regarding required disclosure; and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of the Seller Board, (A) any significant deficiencies and material weaknesses of which Seller has knowledge in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

(c) Except as previously disclosed by Seller to Parent, since Seller became a SEC reporting company, to Seller’s knowledge, no Key Employee or member of the Seller Board has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, of the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Seller or any Subsidiaries of Seller.

5.6 Financial Statements.

 Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Seller SEC Documents at the time filed (the “Seller Financial Statements”) (i) has complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Seller and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect.  The consolidated, audited balance sheet of Seller as of March 31, 2010 is referred to herein as the “Seller Balance Sheet.”

                5.7 Absence of Undisclosed Liabilities.

 Except as set forth in Section 5.7 of the Seller Disclosure Schedule, neither Seller nor any of its consolidated Subsidiaries has any obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the Seller Financial Statements contained in the Seller SEC Documents filed with the SEC prior to the date of this Agreement; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Seller Balance Sheet; (iii) liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); and (iv) liabilities that have not had, and would not reasonably be expected to result in, a Seller Material Adverse Effect.

5.8 Absence of Certain Changes or Events.

 Except as set forth in Section 5.8 of the Seller Disclosure Schedule, since the date of the Seller Balance Sheet, (a) Seller and the Subsidiaries of Seller have conducted their respective business in all material respects in the ordinary course consistent with their past practice, (b) other than as a result of the transactions contemplated by this Agreement, there has not been: (i) any adverse change in the financial condition, operations or business of Seller that would reasonably be expected to have a Seller Material Adverse Effect; (ii) any damage, destruction, or loss to the business or properties of Seller (whether or not covered by insurance) that would reasonably be expected to have a Seller Material Adverse Effect; (iii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Seller Common Stock, or any direct or indirect redemption, purchase or any other acquisition by Seller of any Seller Common Stock; (iv) any material labor dispute (other than routine grievances); (v) any increase in compensation, bonus, deferred compensation, stock options or other consideration of any employee or director other than in the ordinary course of business consistent with past practice; (vi) any transfer, sale, lease, sublease or license or other disposition of material assets or properties of Seller or the Subsidiaries of Seller, other than in the ordinary course of business consistent with past practice; (vii) any write down or write up of the value of any receivable or revalue of any assets of Seller or any Subsidiaries of Seller other than in the ordinary course of business consistent with past practice; or (viii) any settlement, payment or discharge of any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice, and (c) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.9 Broker’s Fees.

Neither Seller nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), except for fees and commissions incurred in connection with the engagement of the financial advisor set forth in Section 5.9 of the Seller Disclosure Schedule (the “Seller’s Financial Advisor”) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Seller.  True, correct and complete copies of all agreements between Seller and Seller’s Financial Advisor concerning this Agreement and the Transaction, including, without limitation, any fee arrangements, have been previously made available to Parent.

5.10 Legal Proceedings.

  Except as set forth in Section 5.10 of the Seller Disclosure Schedule, (a) there is no suit, claim (including any labor- or employment- related claim), action, arbitration, investigation of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”) pending or, to the knowledge of Seller, threatened against Seller or any Subsidiary of Seller, and (b) neither Seller nor any Subsidiary of Seller is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of (a) or (b), (i) would, individually or in the aggregate, (A) prevent or materially delay the consummation of the Offer or the Merger, or (B) otherwise prevent or materially delay performance by Seller of any of its material obligations under this Agreement, or (ii) has or would reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect.

5.11 Permits; Compliance with Applicable Laws.

(a) To the knowledge of Seller, Seller and the Subsidiaries of Seller are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their respective businesses as currently conducted (the “Seller Governmental Approvals”), and no suspension or cancellation of any such Seller Governmental Approvals is pending or, to the knowledge of Seller, threatened in writing, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Seller Material Adverse Effect.  Seller and each Subsidiary of Seller are in compliance with all applicable Laws, except for any noncompliance that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

(b) To the knowledge of Seller, neither Seller nor any of its Subsidiaries (including any of their officers, directors, agents, employees or other Person acting on their behalf) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or Applicable Law with respect to anti-bribery in any jurisdiction other than the United States (collectively, the “FCPA"), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

5.12 Taxes and Tax Returns.

 Each of Seller and its Subsidiaries has (i) timely filed (or has caused to be timely filed on its behalf), after taking into account any extension of time within which to file, all material Tax Returns required to be filed by it and they are true, accurate and complete; and (ii) timely paid (or has caused to be timely paid on its behalf), all material Taxes required to have been paid by it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.  The most recent financial statements contained in the Seller SEC Documents reflect, an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all unpaid Taxes that may be payable by Seller and each Seller Subsidiary for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP.  Neither the Seller nor any Subsidiary is under audit with respect to Taxes, and has not received notice that it may be subject to audit in the future.  Neither Seller nor any Subsidiary has received any written inquiry as to whether the respective company has an obligation to file a Tax Return in a jurisdiction in which it has not filed a Tax Return.  Neither Seller nor any Subsidiary has any liability for Taxes for any other person pursuant to Treas. Reg. 1.1502-6 or similar state, local or non-U.S. tax rules or by contract or otherwise.

5.13 Employee Benefit Programs.

                                (a) Except as set forth in Section 5.13(a) of the Seller Disclosure Schedule, none of Seller, any of the Seller Subsidiaries or any other ERISA Affiliate contributes to or maintains (or is obligated to contribute to or maintain), and none of Seller, any of the Seller Subsidiaries or any other ERISA Affiliate may incur any liability under any “employee pension benefit plan” (the “Seller Pension Plans”), as such term is defined in Section 3(2) of ERISA, “employee welfare benefit plan” (the “Seller Benefit Plans”), as such term is defined in Section 3(1) of ERISA, employment, severance or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other employee benefit plan for Seller Personnel or their respective dependents or beneficiaries, or any other plan, program or arrangement of the same or similar nature that provides benefits to non-employee directors of Seller, any Seller Subsidiary or any other ERISA Affiliate (collectively, the “Seller Other Plans”).

(b) Seller has made available to Parent complete and accurate copies of each of the following with respect to each of the Seller Pension Plans, Seller Benefit Plans and Seller Other Plans: (i) plan document and any amendments thereto and a description if such Seller Pension Plan, Seller Benefit Plan or Seller Other Plan is not in writing; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) the annual report on Form 5500 for the three most recent plan years; (v) the financial and/or actuarial report, if any, for the three most recent plan years; and (vi) summary plan description, any summary of material modifications thereto, and any material employee communications.

(c) Except as set forth in Section 5.13(c) of the Seller Disclosure Schedule, each of the Seller Pension Plans, Seller Benefit Plans and Seller Other Plans, which are maintained or contributed to by Seller, any Subsidiary of Seller or any other ERISA Affiliate, has been and is administered in material compliance with its terms and has been and is in material compliance with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and all other applicable Laws.

(d) None of Seller, any of the Seller Subsidiaries nor any other ERISA Affiliate sponsor, maintain or contribute to, has ever sponsored, maintained or contributed to a plan subject to Title IV (including, without limitation, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)) or Part 3 of Title I of ERISA or Section 412 of the Code, and neither Seller nor any ERISA Affiliate could be subject to any liability under Title IV or Part 3 of Title I of ERISA.  Each of the Seller Pension Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS and such letter remains in effect and has not been revoked.

(e) Except as set forth in Section 5.13(e) of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller provides or has agreed to provide healthcare or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation Laws).  No Seller Benefit Plan is a self-funded “employee welfare benefit plan.”

(f) Except as set forth in Section 5.13(f) of the Seller Disclosure Schedule, no lawsuits, governmental administrative proceedings, claims (other than routine claims for benefits) or complaints to, or by, any Person or Governmental Authority have been filed, are pending, or to the knowledge of Seller, threatened with respect to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.  Except as set forth in Section 5.13(f) of the Seller Disclosure Schedule, there is no written correspondence between Seller, any Subsidiary of Seller or any other ERISA Affiliate and any Governmental Authority related to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan concerning any matter that could result in any material liability to Parent, the Surviving Corporation, Seller, or any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan.

(g) Each Seller Pension Plan, Seller Benefit Plan and Seller Other Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, and the regulations and guidance issued thereunder.  Each such “nonqualified deferred compensation plan” was, as of January 1, 2009, in documentary and operational compliance with Section 409A of the Code, and the regulations and guidance issued thereunder.  Since January 1, 2009, each such “nonqualified deferred compensation plan” has remained in documentary and operational compliance with Section 409A of the Code, and the regulations and guidance issued thereunder.  The exercise price of all Seller Stock Options is at least equal to the fair market value of the Seller Common Stock on the date such options were granted based on Treasury Regulation Section 1.409A-1(b)(5)(iv) and applicable guidance.

(h) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of Seller, including the Seller Benefit Plans, the Seller Pension Plans and the Seller Other Plans (collectively, the “Arrangements”), to the Covered Securityholders.  Seller hereby represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  Seller also hereby represents and warrants that the Seller Board or the Compensation Committee thereof (the “Seller Compensation Committee”) (i) at a meeting duly called and held at which all members of the Seller Compensation Committee were present, duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Arrangement presented to the Seller Compensation Committee on or prior to the date hereof, and (B) the treatment of the Seller Stock Options, Seller Restricted Stock Awards and Seller Restricted Stock Units in accordance with the terms set forth in this Agreement, and (C) the terms of Section 7.4 and Section 7.5 of this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

(i) Except as set forth in Section 5.13(i) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan that will (i) result in any payment (whether of severance pay or otherwise) becoming due to any current or former employee, director of, or consultants to, Seller, (ii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan, (iii) increase any amount of benefits under any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan, (iv) require any contribution or payments to fund any obligations under any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan, (v) result in the triggering or imposition of any restrictions or limitations on the right of Seller to amend or terminate any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan or (vi) give rise to any amount that would not be deductible by Seller under Section 280G of the Code.

(j) No employee or other service provider of Seller or any Seller Subsidiary is entitled to a tax gross-up payment pursuant to any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan in the event of the imposition of any additional tax imposed on such service provider under Section 280G or Section 409A of the Code.

(k) The treatment of the Seller Stock Options, the Seller Restricted Stock Awards and the Seller Restricted Stock Units pursuant to Section 3.4 of this Agreement is permitted by the terms of the Seller Stock Plans, and any other agreements pursuant to which such equity awards were granted, without the consent of the holder of such awards.  The treatment of the ESPP pursuant to Section 3.4(d) of this Agreement is permitted by the terms of that plan without the consent of the participants in such plan.

5.14 Labor and Employment Matters.

(a) Seller and Each Subsidiary of Seller are in material compliance with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, state anti-discrimination laws and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages.  To Seller’s knowledge, as of the date hereof, (i) there are no audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of Seller and (ii) no written complaints relating to employment practices of Seller have been made to any Governmental Authority or submitted to Seller.

(b) Neither Seller nor any Subsidiary of Seller is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization except outside of the United States in the ordinary course of business.  To the knowledge of Seller, neither Seller nor any Subsidiary of Seller is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or threatened, any labor strike or lockout involving Seller or any Subsidiary of Seller.

(c) All current and former employees, independent contractors and leased employees have been properly classified as such by Seller and each of its Subsidiaries for tax purposes and for compliance with all other Laws. Seller and each of its Subsidiaries has properly classified its employees as exempt or non-exempt under the Fair Labor Standards Act and applicable state laws. Neither Seller nor any of its Subsidiaries is delinquent in payments to any individuals for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such individuals.

(d) Seller and each Subsidiary of Seller are in compliance with all Laws respecting government contractors, including but not limited to the regulations of the Office of Federal Contract Compliance Programs (“OFCCP”) and the obligation to maintain a current affirmative action plan.  Except as set forth in Section 5.14(d) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has been subject to an audit by the OFCCP within the past 5 years.

5.15 Material Contracts.

  Except as set forth in Section 5.15 of the Seller Disclosure Schedule or as filed as exhibits to the Seller SEC Documents prior to the date of this Agreement, and except for this Agreement, neither Seller nor any Subsidiary of Seller is a party to or is bound by any contract, arrangement, commitment or understanding (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), (ii) which involves payments to Seller in the aggregate of $75,000 or more and which contains a provision or provisions limiting the ability of Seller or any Subsidiary of Seller to compete or engage in any line of business or to solicit business in any geographic area, (iii) which involves payments to Seller in the aggregate of $75,000 or more and which contains a provision or provisions providing for exclusivity by Seller or any Subsidiary of Seller with respect to any material products or services sold or purchased by Seller or any Subsidiary of Seller, or (iv) that by its terms would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.  Each contract, arrangement, commitment or understanding of the type described above in this Section 5.15, whether or not set forth in Section 5.15 of the Seller Disclosure Schedule, is referred to herein as a “Seller Contract.”  All of the Seller Contracts are valid and binding on Seller or any Subsidiary of Seller, as the case may be, and, to Seller’s knowledge, each other party thereto, as applicable, and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.  Neither Seller nor any Subsidiary of Seller has, and to the knowledge of Seller, none of the other parties thereto have, violated in any material respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default under the provisions of any Seller Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect and neither Seller nor any Subsidiary of Seller has received written notice of any of the foregoing.

5.16 Properties.

(a) Section 5.16(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property owned by Seller and any Subsidiary of Seller (collectively, the “Owned Real Property”). Seller or a Subsidiary of Seller, as applicable, has good and marketable title to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 5.16(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Seller or a Subsidiary of Seller (collectively “Seller Leases”) and the location of the premises.  Neither Seller nor any Subsidiary of Seller nor, to Seller’s knowledge, any other party to any Seller Lease, is in default under any of the Seller Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Seller Material Adverse Effect.  Each of the Seller Leases is in full force and effect and is enforceable against Seller or a Subsidiary of Seller, as the case may be, and, to Seller’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.  Neither Seller nor a Subsidiary of Seller leases, subleases or licenses any real property to any Person other than Seller and a Subsidiary of Seller.  Seller has made available to Parent complete and accurate copies of all Seller Leases.

5.17 Environmental Liability.

 There are, and have been, no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations pending or, to Seller’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller or a Subsidiary of Seller of any liability or obligation arising under common law, under any lease or sublease, or under any foreign, local, state or federal environmental statute, regulation, ordinance or Law including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability or obligation has had or would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.  To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.  Neither Seller nor a Subsidiary of Seller is, or has been, subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

5.18 State Takeover Laws; Required Stockholder Vote.

(a) The Seller Board has approved this Agreement and the Support Agreements and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of Seller’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement, the Support Agreements or any of the transactions contemplated hereby or thereby.

(b) The only votes of holders of any class of capital stock of Seller that may be necessary to adopt and approve this Agreement and approve the Merger is the adoption and approval of this Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of Seller Common Stock, voting as a single class, in the event that a vote of Stockholders is required by applicable Law (“Seller Stockholder Approval”).

5.19 Intellectual Property.

(a) Section 5.19(a) of the Seller Disclosure Schedule contains a complete and accurate list of all (i) Patents owned by Seller or a Subsidiary of Seller (“Seller Patents”), (ii) registered Marks owned by Seller or a Subsidiary of Seller (“Seller Marks”), and (iii) registered Copyrights owned by Seller or a Subsidiary of Seller (“Seller Copyrights”).  Complete and correct copies of all Seller Patents listed on Section 5.19(a) of the Seller Disclosure Schedule have been provided or made available to Parent.

(b) Except as set forth in Section 5.19(b) of the Seller Disclosure Schedule:

                                                                (i) Seller or a Subsidiary of Seller owns all right, title and interest in and to the Seller Intellectual Property Assets, listed on Section 5.19(a) of the Seller Disclosure Schedule, free and clear of any and all Encumbrances;

                                                                (ii) the execution and delivery of this Agreement and Seller’s performance of its obligations herein and the occurrence of the Acceptance Date or the Closing shall not, whether immediately or through the passage of time, constitute an event of default under or otherwise impair Seller’s rights under any license or similar agreement pursuant to which Seller obtained and maintains a license or similar right to use any Intellectual Property Asset necessary for the conduct of Seller’s Business, except for such defaults or impairments that would not, individually or in the aggregate, have a Seller Material Adverse Effect;

                                                                (iii) all Seller Intellectual Property Assets listed in Section 5.19(a) of the Seller Disclosure Schedule that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have, to the Seller’s knowledge, been timely and duly filed and duly maintained and prosecuted (including the payment of maintenance and related fees);

                                                                 (iv) to the extent that the Seller Intellectual Property Assets have been developed or created by an independent contractor, consultant, or other third party for the Seller, Seller has a written contract with such third party with respect thereto and the Seller thereby either (A) has obtained by operation of Law or by valid assignment ownership of and is the exclusive owner of, or (B) has obtained a license (sufficient for the operations of the Seller as currently conducted) to, such third party’s interest in such Seller Intellectual Property Assets.

                                                                 (v) as of the date hereof, there are no pending or, to the knowledge of Seller, threatened claims, proceedings or actions against Seller or a Subsidiary of Seller (A) alleging that the operation of Seller’s Business infringes or misappropriates any Intellectual Property Assets owned by a third party (“Third Party Rights”) or (B) that otherwise challenge the right of Seller or a Subsidiary of Seller to conduct Seller’s Business in the manner conducted as of the date hereof or the ownership of or right to use the Seller Intellectual Property Assets.  As of the date hereof, no interference, opposition, reissue, or reexamination is pending or, to Seller’s knowledge, threatened, in which the scope, validity, or enforceability of any of the Seller Intellectual Property Assets is being contested or challenged.  None of the Seller Intellectual Property Assets is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court affecting the rights of Seller or any Subsidiary of Seller with respect thereto;

                                                                 (vi) (A) the operation of Seller’s Business does not infringe upon or violate any Third Party Rights other than Patents; and (B) to the knowledge of Seller, the operation of Seller’s Business does not infringe upon any Patents owned by a third party;

                                                                 (vii) to the knowledge of Seller, there is no, and has been no, infringement upon or violation by any Person of any of the Seller Intellectual Property Assets;

                                                                 (viii) Each of Seller and a Subsidiary of Seller, as the case may be, have entered into written confidentiality and nondisclosure agreements with all employees, independent contractors and agents of Seller or a Subsidiary of Seller who have been engaged to work on Seller Products to protect the confidentiality of all Trade Secrets owned by Seller or a Subsidiary of Seller and used by Seller or a Subsidiary of Seller in the operation of Seller’s Business (the “Seller Trade Secrets”) and to protect the confidentiality of all confidential information of Seller’s and a Subsidiary of Seller’s customers or other third parties possessed or used by Seller and a Subsidiary of Seller in the operation of Seller’s Business.  Without limiting the foregoing, to the knowledge of Seller, no such employee or independent contractor of Seller or a Subsidiary of Seller is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Seller Intellectual Property Assets; and

                                                                 (ix) to Seller’s knowledge, no funding, facilities, or personnel of any governmental entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Seller Intellectual Property Assets.

(c) For purposes of this Agreement:

 (i) “Intellectual Property Assets” means:

(A)
All patents and patent applications of any kind (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all foreign counterparts to such patents and patent applications (collectively, “Patents”);

(B)
All registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, corporate names, Internet domain names, and the goodwill associated therewith, together with any registrations and applications for registration thereof  (collectively, “Marks”);

(C)
All copyrights whether registered or unregistered, in both published and unpublished works, including, without limitation, all computer programs, manuals and other documentation and any and all registrations and applications for registration thereof (collectively, “Copyrights”); and

(D)
All trade secret rights, under applicable Law, including, without limitation, U.S. state trade secret Laws, in (1) know-how, (2) inventions (whether or not patentable) and improvements thereto (including as disclosed in invention disclosures and discoveries) and (3) confidential or proprietary information  (collectively, “Trade Secrets”).

 (ii) “Seller’s Business” means the business of Seller and a Subsidiary of Seller as currently conducted by Seller and a Subsidiary of Seller.

                                                                (iii) “Seller Intellectual Property Assets” means all Intellectual Property Assets owned by Seller or a Subsidiary of Seller and includes, without limitation, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

5.20 Insurance.

Schedule 5.20 of the Seller Disclosure Schedule lists each of the insurance policies of Seller and each Subsidiary of Seller currently in effect (the “Insurance Policies”).  All such Insurance Policies are in full force and effect, all premiums due and payable thereunder have been paid, neither Seller nor any Subsidiary of Seller is in material default thereunder, and neither Seller nor any Subsidiary of Seller has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or material modification thereof.  Except as set forth in Section 5.20 of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller has received any written notice of cancellation or termination with respect to any such Insurance Policy of Seller or any Subsidiary of Seller.

5.21 Opinion of Financial Advisor.

The Seller Board has received the opinion of Seller’s Financial Advisor, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of such opinion, the consideration to be received pursuant to this Agreement, including the Offer Price, by the Seller Stockholders (other than Parent, Purchaser and their respective Affiliates) is fair, from a financial point of view, to such holders, and as of the date of this Agreement, such opinion has not been modified or withdrawn and a copy of which has been made available to Parent.

5.22 Schedule 14D-9; Proxy Statement; Seller Information.

(a) Seller represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Seller Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Seller with respect to information supplied by Parent or Purchaser in writing for inclusion in the Schedule 14D-9.

(b) The information relating to Seller and each Subsidiary of Seller to be contained in the Proxy Statement (if any), and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to the Seller Stockholders at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

5.23 Certain Compensation Arrangements.

The Seller Board has determined that each of the members of the Seller Compensation Committee are, and Seller represents and warrants that each of the members of the Seller Compensation Committee are and at the Acceptance Date will be, “independent directors” as defined in NASDAQ Marketplace Rule 5605(a)(2) and eligible to serve on the Seller Compensation Committee under the Exchange Act and the rules and regulations thereunder and all applicable NASDAQ Marketplace Rules.  On or prior to the date hereof, the Seller Compensation Committee approved each Seller Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Approved Seller Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Seller Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act.  Seller has provided copies of all resolutions adopted or actions taken in connection with all Approved Seller Compensation Arrangements.  Each Approved Seller Compensation Arrangement in existence as of the date hereof is listed on Section 5.23 of the Seller Disclosure Schedule.  As used in this Agreement, “Seller Compensation Arrangement” means (i) any employment agreement, severance agreement or change-in-control agreement between Seller or a Subsidiary of Seller, on the one hand, and any officer, director or other stockholder of Seller or a Subsidiary of Seller, on the other hand, and any severance or change-in-control arrangement or policy maintained by Seller, and any amendments thereto entered into during the 12 months immediately prior to the date hereof and (ii) any Seller Stock Options, Seller Restricted Stock Awards and Seller Restricted Stock Units.

5.24 Customers; Distributors and Vendors.

 Section 5.24 of the Seller Disclosure Schedule sets forth the top ten customers and suppliers of Seller (based on the aggregate dollar amounts purchased by such customers) for previous twelve (12) calendar month period prior to the date of this Agreement (“Material Customers and Suppliers”). Except as set forth on Section 5.24 of the Seller Disclosure Schedule, Seller has not, since the date of the Seller Balance Sheet, received written notice from any of its Material Customers and Suppliers indicating that there has been a material adverse change in the relationship between Seller and such customer or supplier. Since the date of the Seller Balance Sheet, no agreement between Seller and any of its Material Customers and Suppliers has been terminated other than as a result of the completion of the work contemplated to be performed under such contract or the expiration of the term of any such agreement.  There is no existing breach or default on the part of the Seller of its exclusivity restrictions or obligations under any agreement with any Material Customers and Suppliers except to the extent described in Section 5.24 of the Seller Disclosure Schedule.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business Pending the Effective Time.

At all times from the execution of this Agreement until the Effective Time, except as set forth in Section 6.1 of the Seller Disclosure Schedule or as expressly permitted or required elsewhere in this Agreement, Seller shall, and shall cause each Subsidiary of Seller to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Laws (including the rules of NASDAQ, excluding any stockholder voting requirements contained therein) and accounting standards (including GAAP), and use commercially reasonable efforts in light of its available cash to, preserve substantially intact its business organizations and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealings with Seller or any Subsidiary of Seller.  Furthermore, except as set forth in Section 6.1 of the Seller Disclosure Schedule or as expressly permitted elsewhere in this Agreement, Seller agrees not to take any of the following actions (and to cause each Subsidiary of Seller not to take such actions) without the prior written consent of Parent (which will not be unreasonably withheld):

(a) amend its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

(b) (i) issue, deliver, sell, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Seller or each Subsidiary of Seller or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Seller Common Stock or the value of Seller or each Subsidiary of Seller or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Seller Common Stock (and the issuance of associated Seller Rights) upon the exercise of Seller Stock Options, the vesting of Seller Restricted Stock Units, issuances under the ESPP or the exercise of Seller Warrants (and in each case the issuance of associated Seller Rights), in each case as set forth in Section 5.2(b), or (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;

(c) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Seller Common Stock or the value of Seller or each Subsidiary of Seller or any part thereof (whether or not pursuant to existing Seller Stock Plans);

(d) (i) except to the extent required under existing plans or arrangements set forth in Section 5.13(a) of the Seller Disclosure Schedule, increase any compensation or benefit (other than in the ordinary course of business consistent with past practice to non-Key Employees) of, or enter into or amend in any material respect any employment or severance agreement with (or pay any amounts (other than in the ordinary course of business consistent with past practice to non-Key Employees) under any Seller Benefit Plans or Seller Other Plans not otherwise due to) any Seller Personnel, (ii) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any Seller Personnel, (iii) adopt any new Seller Pension Plan, Seller Benefit Plan or Seller Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Seller Pension Plan, Seller Benefit Plan or Seller Other Plan in any material respect, or accelerate the vesting of any compensation (including equity-based awards) for the benefit of any Seller Personnel or grant or amend in any material respect any award under any Seller Pension Plan, Seller Benefit Plan or Seller Other Plan (including the grant of any equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Seller Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), (vi) hire or otherwise employ any individual other than in the ordinary course of business consistent with past practice or (vii) terminate any Key Employee other than for cause (including misconduct or breach of company policy);

(e) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests (other than dividends or distributions from a wholly-owned Subsidiary of Seller to another Subsidiary of Seller or to Seller) or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of Seller or each Subsidiary of Seller, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Seller Stock Options, the vesting of Seller Restricted Stock Units or Seller Restricted Stock Awards or the exercise of Seller Warrants, in each case outstanding on the date of this Agreement;

(f) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of Seller or any Subsidiary of Seller or (ii) mortgage or pledge any of the property or assets of Seller or any Subsidiary of Seller, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the ordinary course of business consistent with past practice;

(g) except in the ordinary course of business consistent with past practice, enter into, or amend or terminate any Seller Contract or any lease or sublease (excluding contracts with respect to capital expenditures, which are governed by clause (h) below); provided that in no event shall Seller enter into any procurement contracts which require or involve the payment by Seller or any Subsidiary of Seller of more than $250,000 individually or $1,000,000 in the aggregate;

(h) make any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate;

(i) (A) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) or (B) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except in the ordinary course of business consistent with past practice; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the transactions contemplated hereby under any Law or that would reasonably be expected to prevent, delay, or impede consummation of the transactions contemplated hereby shall be permitted without consent;

(j) write down or write up or fail to write down or write up the value of any receivables or revalue any assets of Seller other than in the ordinary course of business and in accordance with GAAP;

(k) create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement or amend or modify any existing arrangement having the economic effect of any of the foregoing, except for (i) letters of credit or replacement letters of credit entered into in the ordinary course of business and consistent with past practice; (ii) any indebtedness owed to Seller by any of its direct or indirect wholly-owned Subsidiaries; or (iii) purchase money debt, capital leases or guarantees in the ordinary course of business not involving indebtedness of more than $1,000,000 individually or $2,500,000 in the aggregate;

(l) change any of its methods, principles or practices of financial accounting currently in effect other than as required by GAAP as concurred by its independent registered accountants;

(m) (i) modify or amend in a manner that is adverse in a material respect to Seller or any Subsidiary of Seller, or accelerate, terminate or cancel, any Seller Contract, (ii) enter into, amend or modify any agreement or arrangement with Persons that are Affiliates, or (iii) enter into, extend or renew any contract which, if executed prior to the date of this Agreement, would have been required to be disclosed pursuant to Section 5.15, other than, in each case, in the ordinary course of business consistent with past practice;

(n) transfer or license on an exclusive basis to any Person any rights to Seller Intellectual Property Assets;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or any Subsidiary of Seller;

(p) form any Subsidiary;

(q) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice or (ii) of any actions, suits, claims, investigations or proceedings instituted or threatened against Seller or any of its directors, officers or Affiliates, including by any Seller Stockholder, before any court or Governmental Authority relating to this Agreement, the Support Agreements, the Merger or the other transactions contemplated hereby, or seeking damages or discovery in connection with this Agreement, the Support Agreements, the Merger or the other transactions contemplated hereby;

(r) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); and

(s) authorize any of, or commit, resolve, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Third Party Consents and Regulatory Approvals.

(a) Each of Parent and Purchaser, on the one hand, and Seller, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents or in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and each of Parent, Purchaser and Seller further agrees to take all steps necessary to cause, respectively, the Offer Documents or the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Seller Stockholders, in each case, as and to the extent required by applicable federal securities Laws.

(b) Subject to the terms and conditions of this Agreement, each of Parent, Purchaser and Seller will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including, without limitation, each of the Offer and the Merger) as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, (i) any necessary filing of a Notification and Report Form pursuant to the HSR Act and (ii) all other necessary registrations, declarations, notices and filings relating to the Offer or Merger with other Governmental Authorities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable and not extend any waiting period under the HSR Act or any other Regulatory Law or enter into any agreement with a Governmental Authority not to consummate the transactions contemplated by this Agreement, without prior consultation  and the written consent of Parent, which consent shall not be unreasonably withheld or delayed.  If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial Action, including any Action by a Governmental Authority or a private party, is instituted (or threatened to be instituted), challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent, Purchaser and Seller shall cooperate with each other and use its commercially reasonable efforts to (x) obtain any regulatory approval, (y) contest and resist any such Action, or (z) avoid the entry of or have vacated or terminated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein.

(c) To the extent permissible under applicable Law, each of Parent, Purchaser and Seller shall, in connection with the efforts referenced in Section 7.1(b) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(d) Notwithstanding anything to the contrary in this Agreement, neither Parent nor Purchaser shall have an obligation under this Agreement: (i) to divest or agree to divest (or cause any of its subsidiaries) anything material to any of its or their respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its subsidiaries to take or agree to take) any other action or to agree (or cause any of its subsidiaries to agree) to any material limitation or material restriction on any of its or their respective businesses, product lines or assets; or (ii) to defend against any litigation brought by any Governmental Authority relating to the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Section 7.1(d), the Parties reserve the right to limit disclosure of documents, or portions thereof, submitted to any Governmental Authority to outside competition counsel only.

(e) Notwithstanding anything in this Agreement to the contrary, Seller shall not, without the consent of Parent, publicly or before any Governmental Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in Section 7.1(e).

7.2 No Solicitation.
(a) Upon execution of this Agreement, Seller shall and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal.  Seller shall promptly after the execution of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Seller to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to Seller or its businesses, operations or affairs heretofore furnished by Seller or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b) Except as authorized or permitted in this Section 7.2, Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Parent or Purchaser) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 7.2(c)), or (iv) approve or recommend an Acquisition Proposal.

(c) Notwithstanding Section 7.2(b), from the date hereof and prior to the Acceptance Date, if Seller or its Representatives receive an unsolicited bona fide written Acquisition Proposal which did not result from a breach of this Section 7.2, and the Seller Board determines in good faith, after consultation with outside legal counsel and financial advisors, that (i) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (ii) the failure to so respond to such Acquisition Proposal would reasonably be likely to result in a breach of its fiduciary duties to the Seller Stockholders under applicable Law, Seller may take the following actions: (a) furnish information to the third party making such Acquisition Proposal (a “Qualified Bidder”), provided Seller receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are no less favorable to Seller than those contained in the Confidentiality Agreements); and (b) engage in discussions or negotiations with the Qualified Bidder and its Representatives with respect to the Acquisition Proposal; provided, that the Seller shall concurrently provide or make available to Parent any information concerning the Seller or its Subsidiaries provided to such third party which was not previously provided to Parent. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.2(c) by any Representatives of the Seller shall be deemed to be a breach by the Seller of this Section 7.2(c).

(d) Except as otherwise provided in Section 7.2(e), neither the Seller Board nor any committee of the Seller Board may (i) withhold, withdraw, change, qualify, or modify in any manner adverse to Parent or Purchaser the Seller Recommendations, or propose publicly to approve, adopt or recommend any Acquisition Proposal, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, (iii) fail to include the Seller Recommendation in the Schedule 14D-9, or (iv) approve or recommend, or propose publicly to approve, recommend or permit the Seller to enter into, any written letter of intent, memorandum of understanding or other agreement (each, an “Acquisition Agreement”) constituting any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.2(c)) (any of the foregoing, an “Adverse Recommendation Change”).

(e) Notwithstanding Section 7.2(d), at any time prior to the Acceptance Date, the Seller Board may in response to a Superior Proposal that did not result from a breach by Seller of this Section 7.2, (i) effect an Adverse Recommendation Change, and/or (ii) enter into a definitive agreement with respect to such Superior Proposal (an “Acquisition Agreement”) and simultaneously terminate this Agreement in accordance with Section 9.1(d)(ii) if the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel, that failure to do so would reasonably be likely to result in a breach of its fiduciary obligations under applicable Law; provided, however, that such actions may only be taken at a time that is (A) after the third (3rd) Business Day following Parent’s receipt of written notice from Seller that the Seller Board is prepared to take such action (the “Subsequent Determination Notice” and such period, the “Notice Period”), which notice will specify the material terms of the applicable Acquisition Proposal and identify the Person making such Superior Proposal (it being understood and agreed that any material amendment to such Superior Proposal, including the financial terms of such Superior Proposal, shall require the delivery of a new Subsequent Determination Notice and the commencement of a new three (3) Business-Day period), and (B) at the end of such period, the Seller Board determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Parent and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal.  During any such three (3) Business-Day period, Parent shall be entitled to deliver to Seller one or more counterproposals to such Acquisition Proposal, and Seller shall give Parent the opportunity to meet and negotiate with Seller and its Representatives.  If Parent has proposed to Seller revisions to the terms of the transactions contemplated by this Agreement during the Notice Period prior to Seller effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 7.2, Seller agrees that Seller and its Representatives shall, during the Notice Period and if requested by Parent in writing, negotiate in good faith with Parent and its Representatives (so long as Parent and its Representatives are negotiating in good faith) regarding any such revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(f) In addition, and notwithstanding the foregoing, at any time prior to the Acceptance Date, the Seller Board may, in response to an Intervening Event, effect an Adverse Recommendation Change if, and only if, the Seller Board has concluded in good faith, after consultation with its outside counsel, that it is necessary to take such action in order to comply with its fiduciary obligations under applicable Law; provided that, the Seller Board shall not be entitled to take such action pursuant to this sentence unless Seller has (x) provided to Parent at least three (3) Business Days’ prior written notice advising Parent that the Seller Board intends to take such action and describing such Intervening Event in reasonable detail and (y) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Seller Board, nor shall any Adverse Recommendation Change have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Offer and the Merger.

(g) From and after the execution of this Agreement, Seller shall notify Parent promptly (but in any event within twenty-four (24) hours) of the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal (including a summary of the material terms and conditions thereof).  The Seller shall (i) keep Parent reasonably informed of the status (including any material change to the financial terms, conditions, or other material terms) of any such inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal, on a reasonably current basis (and otherwise no later than 24 hours after the occurrence of any material change, development, discussion or negotiations) and (ii) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal or, where no such written materials are available, a summary of the material terms and conditions thereof).  The Seller shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the date of this Agreement, and neither the Seller nor any of its Subsidiaries is party to any agreement, in each case that prohibits the Seller from providing such information to Parent.

(h) Nothing in this Section 7.2 shall be deemed to prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Seller Board or a committee of the Seller Board, after consultation with its outside legal counsel, failing to take such action would be inconsistent with its obligations under applicable Law (it being understood that any such compliance with Rule 14e-2 or Item 1012(a) may constitute an Adverse Recommendation Change).  In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Seller that describes Seller's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Seller Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders of Seller, shall not constitute an Adverse Recommendation Change or an approval or recommendation with respect to any Acquisition Proposal.

(i) For purposes of this Agreement, “Superior Proposal” shall mean any written bona fide Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Seller Board determines in good faith, after consultation with outside legal counsel and financial advisors, (i) is reasonably capable of being consummated on the terms proposed without unreasonable delay, and (ii) if consummated would provide greater value from a financial point of view to all of the Seller Stockholders than the consideration payable in the Offer and the Merger (taking into account all financial, regulatory, legal and other terms and conditions of such proposal and this Agreement (including any changes to the terms of the Offer or this Agreement proposed by Parent in response to such Superior Proposal or otherwise)).

(j) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions, whether or not in writing, involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the assets of Seller and its Subsidiaries, taken as a whole, (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller or any of its Subsidiaries, or (iv) any combination of the foregoing; provided, however, that the term “Acquisition Proposal” shall not include the Offer and the Merger or the other transactions contemplated by this Agreement.

7.3 Access to Information.

(a) Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Seller shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Parent, reasonable access without undue interruption, during normal business hours during the period from the date of this Agreement until the Effective Time, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, to all of its properties, books, contracts, commitments and records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), and their accountants and accountants’ work papers.  Seller also shall provide Parent with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of Seller’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request.  Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.  The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  In furtherance of the foregoing, no information identifying individual employees or consultants of Seller or any Subsidiary of Seller or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Seller Disclosure Schedule) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by Seller and Parent regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation.

(b) With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements.

7.4 Employment and Benefit Matters.

(a) For the period commencing at the Effective Time and ending on December 31, 2011, Parent agrees to cause the Surviving Corporation to maintain base salary, bonus opportunity, retirement benefits, health benefits, welfare benefits, but not any stock-based benefits, for the Seller Personnel who remain employed after the Effective Time (collectively, the “Seller Employees”) at the same levels that are, in the aggregate, at least comparable to those in effect for similarly situated employees of Parent on the date hereof.  Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Seller Employees are entitled to participate to treat, the service of Seller Employees with Seller or any Subsidiary of Seller attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits.  Without limiting the foregoing, Parent shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Parent to be waived with respect to Seller Employees and their eligible dependents, to the extent waived or satisfied under the corresponding plan in which Seller Employees participated immediately prior to the Acceptance Date, and any deductibles paid by Seller Employees under any of Seller’s or its Subsidiaries’ health plans in the plan year in which the Acceptance Date occurs shall be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.  Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.  Seller Employees shall be considered to be employed by Parent “at will” and nothing shall be construed to limit the ability of Parent or the Surviving Corporation to terminate the employment of any such Seller Employee at any time.  Parent will cooperate with Seller, and assume all costs, in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Seller or any Subsidiary of Seller in accordance with all applicable Laws and bargaining agreements, if any.

(b) Subject to Section 7.4(a) hereof, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Seller; provided, however, that Parent shall continue to maintain such employee benefit plans and programs of Seller (other than stock based plans) until the Seller Employees are permitted to participate in the plans and programs of Parent or the Surviving Corporation in accordance with Section 7.4(a).

(c) Except as otherwise expressly provided in this Agreement, Parent shall, and shall cause the Surviving Corporation to, continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of Seller, or obligations of Seller under any severance or change-in-control policy maintained by Seller, existing as of the date of this Agreement and disclosed in Section 7.4(c) of the Seller Disclosure Schedule (the “Change-in-Control Arrangements”).  For purposes of the Change-in-Control Arrangements, Parent acknowledges that the occurrence of the Acceptance Date will constitute a “change-in-control” and a “change of control” of Seller.  Without limiting the foregoing, Parent acknowledges and agrees that the executive officers and directors and, as applicable, employees of Seller shall be entitled to the applicable payments and benefits as set forth in such Change-in-Control Arrangements in accordance with the terms thereof, including as disclosed in Section 7.(c) of Seller Disclosure Schedule, and that such executive officers, directors and employees of Seller shall be third party beneficiaries of this Section 7.4(c) and shall be entitled to enforce the covenants contained herein.

7.5 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Purchaser agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of Seller and its Subsidiaries (the “Indemnified Parties” and, each, an “Indemnified Party”) provided for in the respective organizational documents and any indemnification agreement between Seller or any Subsidiary of Seller and any present or former director, officer, employee, fiduciary or agent of Seller of any of its Subsidiaries, in effect as of the date hereof shall continue in full force and effect (and with respect to Seller, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Acceptance Date.  During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions or agreements for indemnification in any manner that would materially and adversely affect the rights thereunder of any individual who at any time on or prior to the Acceptance Date was a director, officer, employee, fiduciary or agent of Seller or its Subsidiaries in respect of actions or omissions occurring at or prior to the Acceptance Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Acceptance Date or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Prior to the Acceptance Date, Seller shall, to the fullest extent permitted under applicable Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Acceptance Date until the sixth (6th) anniversary of the Acceptance Date, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of Seller and each Subsidiary of Seller (collectively, the “Covered Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Acceptance Date), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Acceptance Date (including the transactions contemplated by this Agreement).  Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Seller or Parent and the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if Seller, Parent or the Surviving Corporation (or counsel selected by the applicable insurer of Seller or the Surviving Corporation) does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Covered Party shall be entitled to select counsel for the Covered Party, which counsel shall be reasonably satisfactory to Seller or to Parent and the Surviving Corporation, as the case may be, and Seller or Parent and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action), (iii) the Covered Party shall cooperate in the defense of any such matter, and (iv) none of Seller, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(c) At or prior to the Acceptance Date, Seller shall purchase directors’ and officers’ liability insurance (which by its terms shall survive the Offer and the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Acceptance Date on terms acceptable to Seller, so long as the aggregate cost of such insurance is less than 300% of the annual premium paid by Seller currently for its existing directors’ and officers’ liability insurance.  Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d) The obligations under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.5 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.5 applies shall be third party beneficiaries of this Section 7.5 and shall be entitled to enforce the covenants contained herein).

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.5.
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7.6 Additional Agreements.

                In case at any time after the Acceptance Date (including after the Effective Time) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

7.7 Advice of Changes.

 Parent and Seller shall each promptly notify the other party of any change or event having a Parent Material Adverse Effect or Seller Material Adverse Effect, as the case may be, or which it believes would otherwise be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.8 Publicity.

Except with respect to any action taken pursuant to, and in accordance with, Section 7.2 or Article IX, so long as this Agreement is in effect, neither Parent nor Seller shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Transaction or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 7.2 or any disclosure of Parent or Purchaser in response thereto or in connection therewith.

7.9 Rule 16b-3 Actions.

 Parent and Seller agree that, in order to most effectively compensate and retain those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.9.  Promptly after the date hereof and prior to the Expiration Date, Seller shall take all such steps as may be required to cause any dispositions of shares of Seller Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.10 Rule 14d-10 Matters.

(a) Notwithstanding anything in this Agreement to the contrary, Seller and its Subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel unless, prior to such entry into, establishment, amendment or modification, the Seller Compensation Committee shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(b)  In the event that, during the period beginning on the date of this Agreement and ending not less than five (5) calendar days prior to the Expiration Date, Parent requests that the Seller Compensation Committee consider whether any plan, program, agreement or arrangement that Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Seller Personnel (each such plan, program, agreement or arrangement, a “Post-Signing Arrangement”), would constitute an Employment Compensation Arrangement and provides Seller with such information with respect to such Post-Signing Arrangement as Seller may reasonably request, the Seller Compensation Committee will promptly, and in any event prior to the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held.  In the event that, following such consideration, the Seller Compensation Committee believes in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement, at such meeting the Seller Compensation Committee shall take all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

(c)  At the time of any action by the Seller Compensation Committee described in this Section 7.10, each member of the Seller Compensation Committee shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

7.11 State Takeover Laws.

If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to Seller, the Offer, the acquisition of shares of Seller Common Stock pursuant to the Offer, the Top-Up Option, the Merger, the Support Agreements or any other transaction contemplated hereby, then the Seller Board shall take all action necessary to render such statute inapplicable to the foregoing.

7.12 Notification of Certain Litigation.

Seller shall notify Parent within twenty-four (24) hours if and after it receives notice of any actions, suits, claims, investigations or proceedings instituted or threatened against Seller or any of its directors, officers or Affiliates, including by any stockholder of Seller, before any court or Governmental Authority relating to this Agreement, the Support Agreements, the Merger or the other transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Seller shall consult with Parent regarding the defense or settlement of any such actions, suits, claims, investigations or proceedings and shall consider Parent’s views with respect to such actions, suits, claims, investigations or proceedings.

7.13 401(k).

 Except with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, Seller shall not (i) make any employer contribution to Seller’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the date of this Agreement, or (ii) make any employer contribution to Seller’s 401(k) plan in the form of Seller Common Stock.  If requested by Parent in writing at least 10 days prior to the initial Expiration Date, Seller shall terminate Seller’s 401(k) plan effective immediately prior to, but contingent upon the occurrence of, the Acceptance Date.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE

CONSUMMATION OF THE MERGER

8.1 Conditions.

The respective obligations of Parent, Purchaser and Seller to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Seller Stockholder Approval.  Seller Stockholder Approval shall have been obtained, if and to the extent required by applicable Laws.

(b) Purchase of Common Shares.  Purchaser shall have accepted for payment, or caused to be accepted for payment, shares of Seller Common Stock validly tendered and not withdrawn pursuant to the Offer in accordance with the terms hereof and thereof.

(c) Other Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Merger shall have expired or been terminated.

(d) No Injunctions or Restraints; Illegality.  No order, injunction, judgment, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority which prohibits, or makes illegal, consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.

This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, whether before or after the Seller Stockholder Approval:

(a) by mutual written consent of Seller and Parent duly authorized by the Seller Board (including the approval of the Independent Directors contemplated by Section 1.3(c), if applicable) and the Board of Directors of Parent;

(b) by either Parent or Seller if:

                                 (i)  Purchaser shall not have accepted for payment the shares of Seller Common Stock tendered pursuant to the Offer in accordance with the terms hereof and of the Offer on or before December 31, 2010 (the “Outside Date”); provided, however, that (i) in the event a condition to the Offer set forth in clause (ii) or (iii)(a) of Annex I hereto shall not have been satisfied on or prior to the Outside Date, but all of the other conditions to the Offer set forth on Annex I hereto shall have been satisfied, or are capable of being satisfied (or have been waived by the party then entitled to give such waiver) on or prior to the Outside Date, then the Outside Date shall be extended without further action by the parties to February 28, 2011, and (ii) Seller may not terminate this Agreement pursuant to this Section 9.1(b)(i) if such failure to accept for payment the shares of Seller Common Stock resulted from the breach of this Agreement by Seller, and Parent may not terminate this Agreement pursuant to this Section 9.1(b)(i) if such failure to accept for payment the shares of Seller Common Stock resulted from the breach of this Agreement by Parent or Purchaser; or

                                 (ii) any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transactions; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 7.1;

(c) by Parent, prior to the Acceptance Date:

                 (i)  in the event of a breach by Seller of any representation, warranty, covenant or other agreement contained herein that (1) would result in any of the events set forth in clauses (iii)(d) or (e) of Annex I to occur and (2) has not been cured within thirty (30) calendar days following notice by Parent or, if the Outside Date is less than thirty (30) calendar days from the notice by Parent, has not been or cannot reasonably be expected to be cured by the Outside Date; provided, at the time of the delivery of such written notice, Parent and Purchaser shall not be in material breach of its obligations under this Agreement; or

                 (ii) in the event (i) the Seller Board shall have failed to publicly recommend to the Seller Stockholders that they tender their shares into the Offer and/or vote in favor of the adoption and approval of this Agreement and approval of the Merger, including by failing to include the Seller Recommendations in the Schedule 14D-9, (ii) the Seller Board shall have effected an Adverse Recommendation Change, (iii) the Seller Board shall have approved, or recommended that the Seller Stockholders accept or approve, an Acquisition Proposal, or failed to recommend that the Seller Stockholders not tender their shares of Seller Common Stock pursuant to an Acquisition Proposal, (iv) the Seller Board shall have failed to publicly reaffirm the Seller Recommendation within five (5) Business Days following a written request from Parent, (v) Seller shall have breached in any material respect the provisions of Section 7.2, and such violation or breach has resulted in the receipt by Seller of an Acquisition Proposal, or (vi) the Seller Board shall have resolved to do any of the foregoing; or

(d) by Seller:

                 (i) in the event that, prior to the Acceptance Date, Parent or Purchaser shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger and is either incurable or, if curable, is not cured by Parent and/or Purchaser within thirty (30) calendar days following notice by Seller or, if the Outside Date is less than thirty (30) calendar days from the notice by Seller, has not been or cannot reasonably be expected to be cured by the Outside Date; provided, at the time of the delivery of such written notice, Seller shall not be in material breach of its obligations under this Agreement;

                 (ii) in the event that, prior to the Acceptance Date, the Seller Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 7.2, and simultaneously with such termination, Seller is entering into an Acquisition Agreement with respect to such Superior Proposal; or

                 (iii) in the event that, prior to the commencement of the Offer, Purchaser fails to commence the Offer as provided in Article I; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(d)(iii) if such failure to commence the Offer resulted from the breach of this Agreement by Seller.

9.2 Effect of Termination.

(a) In the event of a termination and abandonment of this Agreement by either Parent or Seller as provided in Section 9.1, this Agreement shall immediately become void and have no effect, and none of Parent, Purchaser, Seller, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that  Section 7.3(b) (Access to Information), Section 9.2 (Effect of Termination), and Article X (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.  Notwithstanding the foregoing, none of Parent, Purchaser or Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and that nothing in this Agreement shall prohibit either party from seeking to prove that such damages include the benefit of the bargain lost by such party or such party’s stockholders) arising out of its intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud; provided that the failure of Parent or Purchaser to accept for payment and pay for the shares of Seller Common Stock validly tendered and not withdrawn pursuant to the Offer promptly following the Expiration Date in the event that all Tender Offer Conditions have been satisfied or, to the extent permitted, waived as of the Expiration Date, shall be deemed an intentional breach by Parent and Purchaser of this Agreement, and Parent shall be liable to Seller for such breach notwithstanding any termination of this Agreement.

(b) In the event this Agreement is terminated by:

(A)	Parent pursuant to Section 9.1(c)(ii); or

(B)	Seller pursuant to Section 9.1(d)(ii),

then Seller shall make a cash payment to Parent in the amount of Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000) (the “Seller Termination Amount”).

(c) In the event this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), and prior to such termination an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 50% for purposes hereof) had been publicly announced, and if within twelve (12) months following such termination, Seller shall have entered into a definitive agreement to engage in, a transaction qualifying as an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 50% for purposes hereof), with any Person other than Parent or any Affiliate of Parent, which transaction is subsequently consummated, then Seller shall make a cash payment to Parent of the Seller Termination Amount.

(d) If required under this Section 9.2, the Seller Termination Amount shall be paid in immediately available funds to an account designated by Parent within two (2) Business Days after the date of the event giving rise to the obligation to make such payment; provided, however, if the Seller Termination Amount is payable as a result of a termination pursuant to Section 9.1(d)(ii), then the Seller Termination Amount shall be payable simultaneous with such termination.  The parties acknowledge and agree that the provisions for payment of the Seller Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.  If Seller fails to pay the Seller Termination Amount and Parent or Purchaser commences a suit which results in a final, non-appealable judgment against Seller for the Seller Termination Amount or any portion thereof, then Seller shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Seller Termination Amount at the prime rate of PNC Bank in effect on the date such payment was required to be made through the date of payment; provided that if the court in such suit determines in a final, non-appealable judgment that Parent or Purchaser is not entitled to the Seller Termination Amount or any portion thereof, then Parent shall pay Seller its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

(e) The parties agree that, other than with respect to any intentional breach of this Agreement by Seller, the payment of the Seller Termination Amount shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement and the Transaction in the event any payment of the Seller Termination Amount becomes due and payable under the terms of this Agreement, and, upon payment of the Seller Termination Amount, Seller shall have no further liability to Parent and Purchaser hereunder.

9.3 Amendment.

                Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger to the stockholders of Seller; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the adoption of this Agreement and the approval of the transactions contemplated hereby by the Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by Law requires further approval by the stockholders of Seller without obtaining such approval.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  Notwithstanding the foregoing, this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

10.2 Expenses.

 Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.3 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission (providing confirmation of transmission) addressed as follows:

(a) If to Parent or Purchaser, to:

Kenexa Corporation
650 East Swedesford Road
Wayne, PA 19087
Fax: (610) 971-9181
Attn:  Chief Executive Officer

with required copies to (which shall not constitute notice):

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Fax: (610) 640-7835
Attention: John P. Duke, Esquire

(b) If to Seller, to:

Salary.com, Inc.
160 Gould Street
                                                Needham, MA 02494
                                                Fax: (781) 851-8001
                                                Attn: Chief Executive Officer

(c) with required copies to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
53 State St.
Boston, MA 02109
Fax: (617) 523-1231
Attn:       Stuart M. Cable, Esq.
James A. Matarese, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. Eastern Time shall be deemed to have been received at 9:00 a.m. Eastern Time on the next Business Day.

10.4 Interpretation.

The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Except where expressly stated otherwise in this Agreement, including Annex I, the following rules of interpretation apply: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including Annex I, and not to any particular provision; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof; (vi) definitions are applicable to the singular as well as the plural forms of such terms; (vii) pronouns shall include the corresponding masculine, feminine or neuter forms; (viii) references to a Person are also to such Person’s permitted successors and assigns; (ix) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, including Annex I; (x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (xi) references to a federal, state, provincial, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xii) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency.  For purposes of this Agreement, Seller shall not be deemed to be an Affiliate or subsidiary of Purchaser or Parent.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.  All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

10.5 Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or “PDF” transmission.

10.6 Entire Agreement.

 This Agreement, together with the exhibits, annexes and schedules hereto, and any documents delivered by the parties in connection herewith and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

10.7 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.7, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of process out of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to it its address set forth in Section 10.3 of this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.  EACH OF PARENT, PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, PURCHASER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.8 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.9 Assignment; Reliance of Other Parties.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that each of Parent and Purchaser may assign their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent to the extent Purchaser and/or Parent, as applicable, agree to remain liable for the performance of such wholly-owned Subsidiary of its obligations hereunder.  Except (i) as provided in Section 7.4 (Employment and Benefit Matters) hereof, (ii) as provided in Section 7.5 (Directors’ and Officers’ Indemnification and Insurance) hereof and (iii) the provisions of Article I and III concerning payment of the aggregate Offer Price and Merger Consideration, which shall inure to the benefit of the Seller Stockholders but, prior to the Effective Time, may only be enforced by Seller acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

10.10 Purchaser Performance.

Parent shall cause Purchaser to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. Time is of the essence with respect to the performance of this Agreement.

10.11 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Purchaser, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and this right shall include the right of Seller to cause the Offer, the Merger and the transactions contemplated thereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware court presiding over such Action.

(b) For the avoidance of doubt, Seller may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages), but no such alternative remedy may be granted unless and until the court has declined to award specific performance.  If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Purchaser to cause the Offer, the Merger and the transactions contemplated thereby to be consummated pursuant to a claim for specific performance brought against Parent or Purchaser in connection with this Agreement, any award of damages may be granted by such court for such breach by Parent or Purchaser in accordance with the provisions of Section 9.2.

10.12 Definitions.

 Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Acceptance Date” shall have the meaning ascribed thereto in Section 1.3(a) hereof.

“Acquisition Agreement” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Action” shall have the meaning ascribed thereto in Section 5.10 hereof.

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 7.2(j) hereof.

“Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 7.2(d) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Approved Seller Compensation Arrangement” shall have the meaning ascribed thereto in Section 5.23 hereof.

“Arrangements” shall have the meaning ascribed thereto in Section 5.13(g) hereof.

“AST” shall have the meaning ascribed thereto in the recitals hereto.

“Book-Entry Share” and “Book-Entry Shares” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Bylaws” shall mean the Amended and Restated Bylaws of Seller.

“Certificate” and “Certificates” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Seller, as amended.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Change-in-Control Arrangements” shall have the meaning ascribed thereto in Section 7.4(c) hereof.

“Closing” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean those certain letter agreements by and between Seller and Parent, dated as of June 4, 2010 and August 5, 2010.

“Copyrights” shall have the meaning ascribed thereto in Section 5.19(c)(i)(C) hereof.

“Covered Parties” shall have the meaning ascribed thereto in Section 7.5(b) hereof.

“Covered Securityholders” shall mean certain Seller Stockholders and holders of other securities of Seller.

“DGCL” shall have the meaning ascribed thereto in the recitals hereto.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 3.3(a) hereof.

“DOJ” shall have the meaning ascribed thereto in Section 7.1(c) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Employment Compensation Arrangement” shall have the meaning ascribed thereto in Section 5.13(h) hereof.

“Encumbrances” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that together with Seller would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ESPP” shall have the meaning ascribed thereto in Section 3.4(d) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning ascribed thereto in Section 3.2(a)  hereof.

“Expiration Date” shall have the meaning ascribed thereto in Section 1.1(c) hereof.

“Final Exercise Date” shall have the meaning ascribed thereto in Section 3.4(d) hereof.

“FTC” shall have the meaning ascribed thereto in Section 7.1(c) hereof.

“fully diluted basis” shall have the meaning ascribed thereto in Annex I.

“GAAP” shall mean generally accepted accounting principles.

“Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, or other judicial, regulatory or administrative authority of any nature, including courts and other judicial bodies, (iii) any self-regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning ascribed thereto in Section 7.5(a) hereof.

“Independent Directors” shall have the meaning ascribed thereto in Section 1.3(c) hereof.

“Insurance Policies” shall have the meaning ascribed thereto in Section 5.20 hereof.

“Intellectual Property Assets” shall have the meaning ascribed thereto in  Section 5.19(c)(i) hereof.

“Intervening Event” shall mean any material development or change in circumstances occurring or arising after the date hereof that was neither known to the Seller Board nor reasonably foreseeable as of or prior to the date hereof; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal (whether or not a Superior Proposal) or any event arising therefrom, relating thereto or any consequence thereof, constitute an Intervening Event.

“IRS” shall mean the Internal Revenue Service.

“Key Employee” shall mean each of the individuals listed in Section 10.12 of the Seller Disclosure Schedule.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“made available” shall mean that such information or documentation was either (a) provided directly to Parent or Parent’s outside counsel or outside auditing firm in its capacity as Parent’s agent or advisor, (b) included in the Company’s Intralinks, Inc. data site’s “Project Spirit” section in a folder to which Parent or its advisors had access on or before 12:01 am (EST) on the date prior to the date of execution of this Agreement, or (c) filed by Seller with the SEC on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

“Marks” shall have the meaning ascribed thereto in Section 5.19(c)(i)(B) hereof.

“Material Customers and Suppliers” shall have the meaning ascribed thereto in Section 5.24 hereof.

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” shall have the meaning ascribed thereto in Section 3.1(c) hereof.

“Minimum Condition” shall have the meaning ascribed thereto in Annex I.

“Notice Period” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Offer” shall have the meaning ascribed thereto in the recitals hereto.

“Offer Documents” shall have the meaning ascribed thereto in Section 1.1(e) hereof.

“Offer Price” shall have the meaning ascribed thereto in the recitals hereto.

“Out-of-the-Money Seller Stock Option" mean any Seller Stock Option with a per share exercise price which is higher than the Offer Price.

“Outside Date” shall have the meaning ascribed thereto in Section 9.1(b)(i) hereof.

“Owned Real Property” shall have the meaning ascribed thereto in Section 5.16(a) hereof.

“Parent” shall have the meaning ascribed thereto in the recitals hereto.

“Parent Arrangements” shall have the meaning ascribed thereto in Section 4.8 hereof.

“Parent Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Parent Material Adverse Effect” shall mean any change, event, circumstance, development or effect (each, a “Change”, and collectively, “Changes”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Parent Material Adverse Effect, would reasonably be expected to prevent or materially delay consummation of the Offer or the Merger or materially impair or delay the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

“Patents” shall have the meaning ascribed thereto in Section 5.19(c)(i)(A) hereof.

“Paying Agent” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith, (ii) statutory Encumbrances existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Encumbrances reflected in the consolidated financial statements of the Seller and Subsidiary contained in the Seller SEC Documents or referenced in the Seller Disclosure Schedule, (iv) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby or (v) Encumbrances on the landlord’s interest in the premises not caused by Seller, any Subsidiary of Seller or any of their respect agents, contractors or representatives.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Post-Signing Arrangement” shall have the meaning ascribed thereto in Section 7.10(b) hereof.

“Proxy Statement” shall have the meaning ascribed thereto in Section 2.6(a)(ii) hereof.

“Purchaser” shall have the meaning ascribed thereto in the recitals hereto.

“Purchaser Common Stock” shall have the meaning ascribed thereto in Section 3.1(a) hereof.

“Purchaser Designees” shall have the meaning ascribed thereto in Section 1.3(a) hereof.

“Qualified Bidder” shall have the meaning ascribed thereto in Section 7.2(c) hereof.

“Regulatory Law” shall mean the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Parent, Purchaser or any of their respective Subsidiaries, as the case may be.

“Rights Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Rights Plan Amendment” shall have the meaning ascribed thereto in the recitals hereto.

“Sarbanes-Oxley Act” shall have the meaning ascribed thereto in Section 5.5(a) hereof.

“Schedule 14D-9” shall have the meaning ascribed thereto in Section 1.2(a) hereof.

“Schedule TO” shall have the meaning ascribed thereto in Section 1.1(e) hereof.

“SEC” shall have the meaning ascribed thereto in Section 1.1(c)(ii) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the recitals hereto.

“Seller 2004 Stock Options” shall mean options to purchase Seller Common Stock issued under the Seller 2004 Stock Plan.

“Seller 2004 Stock Plan” shall mean the stock plan of Seller designated as the 2004 Stock Option and Incentive Plan.

“Seller Balance Sheet” shall have the meaning ascribed thereto in Section 5.6 hereof.

“Seller Benefit Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Board” shall mean the board of directors of Seller.

“Seller Common Stock” shall have the meaning ascribed thereto in the recitals hereto.

“Seller Compensation Arrangement” shall have the meaning ascribed thereto in Section 5.23 hereof.

“Seller Compensation Committee” shall have the meaning ascribed thereto in Section 5.13(h) hereof.

“Seller Contracts” shall have the meaning ascribed thereto in Section 5.15 hereof.

“Seller Copyrights” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article V hereof.

“Seller Employees” shall have the meaning ascribed thereto in Section 7.4(a) hereof.

“Seller Financial Statements” shall have the meaning ascribed thereto in Section 5.6 hereof.

“Seller Governmental Approvals” shall have the meaning ascribed thereto in Section 5.11 hereof.

“Seller Intellectual Property Assets” shall have the meaning ascribed thereto in Section 5.19(c)(iii) hereof.

“Seller Leases” shall have the meaning ascribed thereto in Section 5.16(b) hereof.

“Seller Marks” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Material Adverse Effect” shall mean any Change that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Seller Material Adverse Effect, has, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, liabilities, condition (financial or other) or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Seller Material Adverse Effect, or taken into account when determining whether a Seller Material Adverse Effect has occurred or would occur:

(i)  any Change to the extent resulting from general economic conditions in the United States or any other country or region in the world (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(ii) any Change to the extent resulting from conditions in the industries in which Seller and any Subsidiary of Seller conduct business (the “Seller’s Industry”) (in each case other than Changes that affect Seller and each Subsidiary of Seller, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(iii)  any Change to the extent resulting from acts of war, sabotage or terrorism in the United States or any other country or region in the world (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(iv)  any Change to the extent resulting from changes in law or other legal or regulatory conditions (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(vi)  any Change to the extent resulting from changes in GAAP (in each case other than Changes that affect Seller and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(vi)  any Change to the extent resulting from changes in Seller’s stock price or the trading volume of Seller Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Seller Material Adverse Effect);

(vii) any Change resulting from compliance with the terms of this Agreement or the taking of any action or failure to take action required by this Agreement or requested or approved by or consented to by Parent;

(viii)  any Change to the extent resulting from any failure by Seller to meet any internal or public estimates, projections, budgets, forecasts or expectations of Seller’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Seller Material Adverse Effect); and

(ix)  any Change to the extent resulting from the pendency or announcement of the Offer, the Merger or the transactions contemplated by this Agreement, including the termination of relationships by customers, suppliers or any other Person having a contractual relationship with Seller or any Subsidiary of Seller or the termination by employees of their employment with Seller or any Subsidiary of Seller.

“Seller Other Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Patents” shall have the meaning ascribed thereto in Section 5.19(a) hereof.

“Seller Pension Plans” shall have the meaning ascribed thereto in Section 5.13(a) hereof.

“Seller Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Seller or any of its Subsidiaries.

“Seller Preferred Stock” shall have the meaning ascribed thereto in Section 5.2(a) hereof.

“Seller Products” shall mean products (including computer software programs) and/or services currently or previously commercially distributed and/or otherwise made commercially available by Seller or any of its Subsidiaries.

“Seller Recommendations” shall have the meaning ascribed thereto in Section 1.2(a) hereof.

“Seller Restricted Stock Awards” shall mean awards of restricted Seller Common Stock issued under the Seller Stock Plans.

“Seller Restricted Stock Units” shall mean rights, subject to vesting, issued under the Seller Stock Plans to receive Seller Common Stock.

“Seller Rights” shall have the meaning ascribed thereto in the recitals hereto.

“Seller SEC Documents” shall have the meaning ascribed thereto in Section 5.5(a) hereof.

“Seller Stockholder Approval” shall have the meaning ascribed thereto in Section 5.18(b) hereof.

“Seller Stockholders” shall mean the holders of Seller Common Stock.

“Seller Stock Options” shall mean options to purchase Seller Common Stock issued under the Seller Stock Plans.

“Seller Stock Plans” shall mean the stock plans of Seller designated as the 2000 Stock Option and Incentive Plan, 2007 Stock Option and Incentive Plan, Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan dated March 10, 1998, (amended and restated through December 10, 2008), Genesys Software Systems, Inc. Stock Option Plan of November 17, 2000 (amended and restated through December 10, 2008) and Genesys Software Systems, Inc. Incentive Stock Option Plan dated November 16, 1990 (amended and restated through December 10, 2008) and all other equity plans of the Seller or any Subsidiary (other than the Seller 2004 Stock Plan).

“Seller Termination Amount” shall have the meaning ascribed thereto in Section 9.2(b) hereof.

“Seller Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(b)(viii) hereof.

“Seller Warrants” shall mean those warrants issued by Seller to purchase 1,400 shares of Seller Common Stock at an exercise price of $0.89 per share.

“Seller’s Business” shall have the meaning ascribed thereto in Section 5.19(c)(ii) hereof.

“Seller’s Financial Advisor” shall have the meaning ascribed thereto in Section 5.9 hereof.

“Seller’s knowledge” or “knowledge of Seller”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 10.12 of the Seller Disclosure Schedule.

“Short Form Threshold” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Special Meeting” shall have the meaning ascribed thereto in Section 2.6(a)(i) hereof.

“Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 7.2(e) hereof.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall have the meaning ascribed thereto in Section 7.2(i) hereof.

“Support Agreements” shall have the meaning ascribed thereto in the recitals hereto.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Surviving Corporation Bylaws” shall have the meaning ascribed thereto in Section 2.4 hereof.

“Surviving Corporation Charter” shall have the meaning ascribed thereto in Section 2.4 hereof.

“Tax” shall mean any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments or levies, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, declaration or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Tender Offer Conditions” shall mean the conditions to the Offer set forth in Annex I hereto.

“Third Party Rights” shall have the meaning ascribed thereto in Section 5.19(b)(v) hereof.

“Top-Up Option” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Top-Up Option Shares” shall have the meaning ascribed thereto in Section 1.4(a) hereof.

“Trade Secrets” shall have the meaning ascribed thereto in Section 5.19(c)(i)(D) hereof.

“Transaction” shall have the meaning ascribed thereto in the recitals hereto.

“U.S.” shall mean the United States of America.

“Voting Debt” shall have the meaning ascribed thereto in Section 5.2(a) hereof.

IN WITNESS WHEREOF, Parent, Purchaser and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

KENEXA CORPORATION

By:	/s/ Nooruddin S. Karsan
Name: Nooruddin S. Karsan
Title: Chief Executive Officer

SPIRIT MERGER SUB, INC.

By:	/s/ Donald F. Volk
Name: Donald F. Volk
Title: President

SALARY.COM, INC.

By:	/s/ Paul Daoust
Name: Paul Daoust
Title: President and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Parent and Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and may delay the acceptance for payment of or the payment for, any validly tendered shares of Seller Common Stock and may (subject to the terms of the Agreement) terminate or amend the Offer, if (i) there shall not be validly tendered and not withdrawn prior to the Expiration Date that number of shares of Seller Common Stock which, when added to any shares of Seller Common Stock already owned by Parent or any of its controlled Subsidiaries, represents at least a majority of the total number of outstanding shares of Seller Common Stock on a “fully diluted basis” (where “on a fully diluted basis” means the number of shares of Seller Common Stock outstanding, together with the shares of Seller Common Stock which Seller may be required to issue pursuant to warrants, options or other obligations outstanding at that date under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable; provided that “on a fully diluted basis” shall not contemplate the potential dilutive effect attributable to the Seller Rights and the Top-Up Option) on the Expiration Date (the “Minimum Condition”), (ii) any applicable waiting period or approval under the HSR Act or other applicable foreign antitrust, competition or similar statutes or regulations shall not have expired or been terminated or obtained prior to the Expiration Date, or (iii) at any time on or after the date of the Agreement and prior to the time of acceptance for payment for any shares of Seller Common Stock, any of the following events shall occur and continue to exist:

(a) there shall be instituted, pending or threatened in writing any suit, action or proceeding by any Governmental Entity:

(i) challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the transactions contemplated by the Agreement, including the Offer and the Merger;

(ii) seeking to prohibit or materially limit the ownership or operation by Seller, Parent or Purchaser of all or any material portion of the business or assets of Seller and its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent and its Affiliates;

(iii) seeking to compel Seller, Parent or Purchaser to dispose of or to hold separate all or any material portion of the business or assets of Seller or any of its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent or any of its Affiliates;

(iv) seeking to impose any material limitation on the ability of Seller, Parent or Purchaser to conduct the business or own the assets of Seller or any of its Subsidiaries or (to the extent it relates to the transactions contemplated by the Agreement, including the Offer and the Merger) of Parent or any of its Affiliates;

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(v) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or to exercise full rights of ownership of any shares of Seller Common Stock, including the right to vote such shares on all matters properly presented to the Seller Stockholders;

(vi) seeking to require divestiture by Parent or Purchaser of all or any of the shares of Seller Common Stock;

(b) (i) an Adverse Recommendation Change shall have occurred, (ii) a Seller Material Adverse Effect shall have occurred and be continuing, or (ii) the Seller Board or any committee of the Seller Board shall have authorized or permitted Seller or any of its Subsidiaries to enter into an Acquisition Agreement;

(c) Seller and Purchaser and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms;

(d) the representations and warranties of Seller contained in the Agreement shall not be true and correct (1) as of the date of the Agreement except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (2) as of the Expiration Date without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Seller Material Adverse Effect” except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), in each case, except where the failure to be so true and correct, individually or in the aggregate, does not have or would not reasonably be expected to have a Seller Material Adverse Effect;

(e) Seller shall have breached or failed to perform in all material respects any obligation, agreement or covenant required to be performed by it under the Agreement and such breach or failure to perform shall not have been cured to the good faith satisfaction of Parent;

(f) any of the representations and warranties of the Seller set forth in Section 5.2 shall not be true and correct in all respects as of the date of the Agreement, other than de minimus amounts involving discrepancies of no more than 35,065 shares of Seller Common Stock in the aggregate; or

(g) there shall be any Law enacted, issued, promulgated or enforced which restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC.  The foregoing conditions shall be in addition to, and not in limitation of the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

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